UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

中国产权平台控股（集团）有限公司
(Exact name of Registrant as specified in its charter)

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
(Translation of Registrant’s name into English)

British Virgin Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 1506-1509 Rongchao Landmark, 4028 Jintian Road Futian District, Shenzhen, People’s Republic of China 518026 Tel: 86-755-82210238，86-755-82577718
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

OFFSHORE INCORPORATIONS LIMITED P.O. BOX 957 OFFSHORE INCORPORATIONS CENTRE, ROAD TOWN TORTOLA, BRITISH VIRGINS ISLANDS
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor,
New York, NY 10006
Attention: Richard Friedman/Benjamin Tan, Esq.
Tel: (212) 930 9700
Fax: (212) 930 9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01	52,315,000	$0.05	$2,615,750	$186.50

(1)
Pursuant to Rule 416(a) of the Securities Act, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)
Based on the last sales price of $0.05 per share of common stock. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(e). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price the shares were sold to our shareholders in a private placement on December 30, 2009. The price of $0.05 is a fixed price at which the selling shareholders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2010

PROSPECTUS

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

52,315,000 Common Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to 52,315,000 shares of common stock (“Common Shares”) of China Equity Platform Holding Group Limited (“ChinaE”). The registration of these Common Shares does not necessarily mean that the selling shareholders will offer or sell all or any portion of its Common Shares. The selling shareholders may offer to sell its Common Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. For more information on the sale of the Common Shares by the selling shareholders, please see the section entitled “Use of Proceeds” beginning on page 21 of this prospectus.

ChinaE is a newly-formed company organized under the laws of the British Virgins Islands.  ChinaE is a 60% owned subsidiary of Intermost Corporation (“Intermost”), a corporation formed under the laws of Wyoming and trading on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “IMOT”.

On February 19, 2008, Intermost entered into a joint venture agreement with ten individual investors to, amongst other things, incorporate a new joint venture company to continue the business of certain subsidiaries of Intermost, namely, Chinae.com Technology (Shenzhen) Co., Ltd (财纳易科技（深圳）有限公司),  Chinae.com Investment Consultant (Shenzhen) Co., Ltd (财纳易投资顾问（深圳）有限公司),  Chinae.com E-Commerce Co., Ltd (深圳市中贸网网络技术开发有限公司), Shenzhen International Hi-Tech Property Exchange Center (深圳国际高新技术产权交易所), Hainan Special Economic Zone Property Rights Exchange Center (海南经济特区产权交易中心) and Chinae.com Advertising Co., Ltd (深圳市财纳易视点广告有限公司).  Pursuant to the joint venture agreement, the parties incorporated ChinaE in the British Virgin Islands on March 5, 2008.

On February 18, 2009, the parties entered into an amendment agreement to amend the said joint venture agreement to extend the term of the joint venture agreement indefinitely, to convene a general meeting of shareholders of ChinaE to pass resolutions to allot and issue the shares anticipated under the joint venture agreement and to amend the aggregate amount of investment by the investors.  Pursuant to the joint venture agreement and the amendment agreement, Intermost was issued 60,000,000 Common Shares (comprising 60%) of ChinaE and 40,000,000 Common Shares (comprising 40%) of ChinaE in the aggregate to the investors in exchange for a subscription amount of $1,000,000.

Also pursuant to joint venture agreement and the amendment agreement, Intermost transferred all its shares or equity interest in Chinae.com Technology (Shenzhen) Co., Ltd, Chinae.com Investment Consultant (Shenzhen) Co., Ltd and Chinae.com E-Commerce Co., Ltd to ChinaE.  As a result of such transfer, ChinaE acquired all or substantially all the equity-related assets and business of Intermost.

On July 30, 2009, ChinaE issued 600,000 Common Shares to its legal counsel, Sichenzia Ross Friedman Ference LLP, in consideration of their provision of legal services.

On December 30, 2009, ChinaE issued 9,500,000 Common Shares for a consideration of $0.05 per share to 13 individual shareholders at an aggregate consideration of $475,000.

On December 31, 2009, ChinaE issued 475,000 Common Shares to 6 individual shareholders and 1 corporate shareholder who have contributed in the pre-listing capital fund raising exercise.

On March 31, 2010, ChinaE issued 300,000 Common Shares to 29 employees and persons of the Company in consideration of their services and contribution to the Company.

On April 12, 2010, ChinaE issued 1,440,000 shares of the Company to 3 directors of the Company as remuneration for the 24 months starting from June 2008 through May 2010.

The ten original individual investors, Sichenzia Ross Friedman Ference LLP, the more recent 13 investors and 31 employees (including 3 directors) now comprise the selling shareholders.  All proceeds from the resale of the Common Shares will go to the selling shareholders and the Company will not receive any proceeds from the resale.

There is presently no public market for our shares. We intend to apply to list the Common Shares on the Over-The-Counter Bulletin Board (“OTCBB”) on or promptly after the date of this prospectus. Selling shareholders may sell Common Shares at the set price of $0.05 per share until such time as our shares are quoted on the OTCBB, and then thereafter, at prevailing market prices or privately negotiated prices. A current prospectus must be in effect at the time of the sale of the Common Shares. We will not receive any proceeds from the resale of Common Shares by the selling shareholders. The selling shareholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses with the resale of shares of our Common Shares.

Each selling shareholder or dealer selling the Common Shares is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, selling shareholders may be deemed underwriters. Therefore, the selling shareholders may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of it containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the selling shareholders regarding such liability.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on Page 12 to read about factors you should consider before buying shares of our common stock.

You should read the entire prospectus before making an investment decision.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2010.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling shareholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling shareholder.

The selling shareholders are offering to sell and seeking offers to buy shares of our Common Shares only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to China Equity Platform Holding Group Limited and its direct and indirect subsidiaries but do not include the selling shareholders.

THE COMPANY

Overview of Our Business

We are, through our subsidiaries, a hi-tech financial services provider based in the People’s Republic of China (the “PRC”).   We bridge the Chinese and international capital markets by investing technology and capital into regional private equity institutions. We have a nationwide equity service platform that provides both online and offline financial services.  We also provide business consulting and project management services for PRC companies seeking capital funds.

Presently there are over 230 private equity exchanges in the PRC. Generally, the over-the-counter equity market, or OTC for short, refers to securities trading places for primarily stocks of high-tech companies and high-growth companies and delisted corporate stocks traded out of stock exchanges. As a result of contrasting economic system and development, China's OTC equity market is a comparatively comprehensive one and the term generally refers to markets where unlisted stocks or equities are traded other than in Shanghai Stock Exchange and Shenzhen Stock Exchange. China's OTC equity market primarily includes the Property Rights Exchange Market, Stock Transfer Systems and Stock Equity Exchange Market (Source: http://www.zero2ipo.com.cn/en/n/2009-2-24/2009224132931.shtml).  However only 65 of them have been approved to participate in the privatization of state assets and only approximately 10% of the transactions at these exchanges involves foreigners and all the exchanges are loosely connected. At this time the various equity exchanges in the PRC work, for the most part, independently of one another, which we believe is very inefficient.

We believe that we are, through our software technology, able to provide an equity service platform that we hope will bridge all these regional exchanges in one cohesive network.  Additionally, we hope that our platform will also enable the flow of information regarding rights transfers and payments among the different exchanges, including the Shenzhen International Hi-Tech Property Exchange Center, an exchange in which we have an indirect equity stake in.  Our software is presently being reviewed and its use will be subject to the PRC’s government approval before it may be implemented.  Our aim is to be the most heavily traded platform for non-listed quality assets in the PRC and the largest source of information about such assets through our internet portal, www.chinae.com.

In addition to our plans to implement an equity service platform as described above, we also provide consulting services to small to medium sized enterprises (“SMEs”).  We assist SMEs in streamlining their operations, reduce costs and improve management and we draw revenue in the form of consulting fees.

We have received approximately US$39,500 in revenue in relation to consulting services provided to customers last year.  Our major customers include Shenzhen Fang Yuan Xing Ye Technology Co., Ltd.  Shenzhen Bullingas Gas Equipment Co., Ltd., Shenzhen Most Network Technology Co., Ltd., Grand TG Gold Holdings Limited and Shenzhen Venture Captial Association.

Finally, we provided assistance to SMEs with fund-raising services.  We seek to understand our clients’ capital needs and assist them in meeting them by means of introducing them to sources of funds e.g. investment banks and individual investors.  The financing may be in the form of a bridge loan or private investment in public equity (“PIPE”).  We have received US$43,911 on 11 January, 2010 for services rendered to Shenzhen Tech and Ecology and Environment Co., Ltd.  We have signed approximately 16 contracts in 2009 and 4 contracts in 2008 in relation to our services acting as a fund-raising agency.  Generally, we receive 3-6% of the actual amount involved in the transactions as commission for our services provided.

Intermost  Corporation (“Intermost”), a corporation formed under the laws of Wyoming and trading on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “IMOT” currently owns 60,000,000 Common Shares or 53.42% of the Company and is our single largest shareholder.  The remaining 52,135,000 Common Shares of the Company are currently beneficially owned by 53 individual shareholders, 1 corporate shareholder and Sichenzia Ross F Friedman Ference LLP.  There is presently no public market for our shares. We intend to apply to list the Common Shares on the Over-The-Counter Bulletin Board (“OTCBB”) on or promptly after the date of this prospectus.

Organization Structure

The following chart shows the organizational structure of the Company and its principal operating subsidiaries, including joint venture ownerships. The location of the headquarters of each company is indicated in parentheses under the company’s name (“BVI” for the British Virgin Islands  and “PRC” for the People’s Republic of China)

Corporate Information

Our principal offices are located at Room 1506-1509, Rongchao Landmark, 4028 Jintian Road, Futian District, Shenzhen, People’s Republic of China (518026), and our telephone number is 86-755-82210238 and 86-755-82577718.  We are incorporated under the laws of the British Virgin Islands. Further information on the Company is also available on our website at  http://www.chinae.com.  Unless specifically provided herein, we do not intend for the information on our website to be incorporated by reference in this prospectus.

SUMMARY FINANCIAL INFORMATION

You should read the following summary financial data in conjunction with our consolidated financial statements and the related notes, "Selected Consolidated Financial Data" on page 22, and our “Management’s Discussion & Analysis of Financial Condition and Results of Operations” on page 24 . Our financial statements are reported in United States Dollars and presented in accordance with United States generally accepted accounting principles. The financial reports for the year ended March 31, 2009 and 2008 have been audited by Albert Wong & Co., Certified Public Accountants. The financial reports for the nine months ended December 31, 2009 and 2008 have been reviewed by Albert Wong & Co., Certified Public Accountants.

	Year Ended March, 31		Nine Months Ended December 31,
	2008	2009	2008	2009
	(Proforma)	(Proforma)	(Proforma)	(Proforma)
			(Unaudit)	(Unaudit)
Consolidated Income Statement
Revenue	87,176	1,482	1,408	24,185
Cost of Revenue	(89,327)	(6,678)	(6,502)	(8,030)
Gross Profits(Loss)	(2,151)	(5,196)	(5,094)	16,155
Expenses	(345,113)	(2,573,055)	(713,777)	(556,377)
Interest (net of interest expenses)	1,917	(241)	962	311
Other Income	271,102	145	145	250,240
Operating from continue operation before income tax	(74,245)	(1,209,810)	(717,764)	(265,881)
Income tax	-	-	-	-
Net Loss	(74,245)	(1,209,906)	(717,764)	(289,631)

Earnings Per Share - Basic	(0.00074)	(0.01209)	(0.0072)	(0.0026)
Earnings Per Share - Diluted	(0.00074)	(0.01209)	(0.0072)	(0.0026)
Weighted Average Number of basic shares outstanding	100,000,000	100,000,000	100,000,000	110,575,000
Weighted Avenue Number of dilute shares outstanding	100,000,000	100,000,000	100,000,000	110,575,000

	As of March, 31		As of December 31,
	2008	2009	2008	2009
	(Proforma)	(Proforma)	(Proforma)
			(Unaudit)	(Unaudit)
Consolidated Balance Sheet Data
Cash	1,009,661	96,834	209,796	401,247
Current assets	1,437,313	835,721	1,149,976	825,485
Other assets	3,533,536	3,629,061	3,042,904	3,604,278
Total assets	5,980,510	4,561,616	5,092,880	4,831,010
Total current liabilities	3,579,181	258,516	738,087	301,783
Total shareholders’ equity	2,401,329	4,303,100	4,354,793	4,529,227
Total liabilities and shareholders’ equity	5,980,510	4,561,616	5,092,880	4,831,010

THE OFFERING

In making your decision on whether to invest in our securities, you should take into account the backgrounds of the members of our management team.  You should also carefully consider the risks set forth under “Risk Factors” beginning on page 12 of this Prospectus.

This prospectus relates to the 112,315,000 shares of common stock of China Equity Platform Holding Group Limited.

Common Shares outstanding prior to offering	112,315,000
Common Shares offered by Company	0
Total Common Shares offered by selling shareholders	52,315,000
Common Shares to be outstanding after the offering	112,315,000
Use of Proceeds
We will not receive any of the proceeds of sale of the shares of common stock by the selling shareholders.

The offering price of the shares has been arbitrarily determined by us based on the last private placement of Common Shares to 13 individual shareholders December 30, 2009. Selling shareholders may sell Common Shares at this set price of $0.05 per share until such time as our shares are quoted on the OTCBB, and then thereafter, at prevailing market prices or privately negotiated prices.

The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by any of the selling shareholders prior to our becoming a publicly traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of Common Shares previously sold by us.

Risk Factors	See “Risk Factors” beginning on page 12 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.
No Market
There has not been any market for our securities in the U.S. or any foreign markets in the past, and no market currently exists for our securities in the U.S. or in any foreign markets. No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the Renminbi. According to the currency exchange website www.oanda.com, on April 30, 2010, $1.00 was equivalent to 6.81580 yuan.

References to “PRC” are to the People’s Republic of China.

Unless otherwise specified or required by context, references to “we,” “the Company”, “our” and “us” refer collectively to (i) China Equity Platform Holding Group Limited (ii) the subsidiaries of China Equity Platform Holding Group Limited, namely Chinae.com Technology (Shenzhen) Co., Ltd (财纳易科技（深圳）有限公司),  Chinae.com Investment Consultant (Shenzhen) Co., Ltd (财纳易投资顾问（深圳）有限公司),  Chinae.com E-Commerce Co., Ltd (深圳市中贸网网络技术开发有限公司), Shenzhen International Hi-Tech Property Exchange Center (深圳国际高新技术产权交易所), and Chinae.com Advertising Co., Ltd (深圳市财纳易视点广告有限公司). We are in the midst of acquiring an equity stake in the Hainan Special Economic Zone Property Rights Exchange Center (海南经济特区产权交易中心) pending PRC government authority’s approval.

References to “registered capital” are to the equity of each of the PRC-registered subsidiaries, which under PRC law is measured not in terms of shares owned but in terms of the amount of capital that has been contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company, and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital.”

RISK FACTORS

In addition to other information in this financial statement, including many risks presented in our Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 24, the following risk factors should be carefully considered in evaluating our business since it operates in a highly changing and complex business environment that involves numerous risks, some of which are beyond our control.  The following discussion highlights a few of these risk factors, any one of which may have a significant adverse impact on our business, operating results and financial condition.  As a result of the risk factors set forth below actual results could differ materially from those projected in any forward-looking statements.

We face significant risks, and the risks described below may not be the only risks we face.  Additional risks that we do not know of or that we currently consider immaterial may also impair our business operations.  If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could be harmed and the trading price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

There is no assurance that we will be able to execute our future plans successfully, or that our future plans will result in commercial success.

Our success is largely dependent on our executing our future plans successfully, including without limitation: identifying and integrating our equity trading platform with the private equity exchanges throughout the PRC,  negotiating and structuring transactions that are beneficial to us, closing those transactions, finding suitable partners and management to operate those businesses and collaborating and developing with these partners.  Since there is no guarantee that we can successfully implement our plans, there is no guarantee that will we be successful and be profitable in the future.

Our operations in the PRC are subject to the laws and regulations of the PRC and any changes in the laws or policies of the PRC may have a material impact on our operations and financial performance.

As our business is carried out in the PRC, we are subject to and have to operate within the framework of the PRC legal system. Any changes in the laws or policies of the PRC or the implementation thereof, for example in areas such as foreign exchange controls, tariffs, trade barriers, taxes, export licence requirements and environmental protection, may have a material impact on our operations and financial performance.

The corporate affairs of our companies in the PRC are governed by their articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders' rights under the articles of association of a PRC company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

We are engaged in business in a country with a planned economy that is heavily influenced by government authorities.  Actions by the Chinese government in the future may have significant adverse effects on the operations of our Company.

We are engaged in business in a country with a planned economy heavily influenced by government activities and we must work cooperatively with a variety of national, federal, regional, state, provincial, and local government authorities and entities.  The economy of China differs significantly from the economies of the “western” industrialized nations in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others.  Only recently has the Chinese government encouraged substantial private economic activities.  The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions.  Actions by the Chinese government to control inflation have significantly restrained economic expansion in the recent past.  Similar actions by the Chinese government in the future could have a significant adverse effect on economic conditions in China and the results of operations of the Company.

If we deliver products with defects, our credibility will be harmed and the sales and market acceptance of our products will decrease.

Our products and services are complex and may at times contained errors, defects and bugs, especially in our software technology.  If we deliver products with errors, defects or bugs, our credibility and the market acceptance and sales of our products would be harmed.  Further, if our products contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems.  We may agree to indemnify our customers in some circumstances against liability arising from defects in our products. Defects could also lead to product liability as a result of product liability lawsuits against us or against our customers. We do not carry product and information liability and errors and omissions insurance, and in the event that we are required to defend more than a few such actions, or in the event that we are found liable in connection with such an action, our business and operations may be severely and materially adversely affected.

Failure to compete effectively in a competitive environment may affect our profitability.

We operate in a highly competitive industry.  We face a huge number of potential competitors.  In relation to our equity exchange platform services, potential competitors includes regional equity exchanges in the PRC, including our own partners Shenzhen Hi-Tech Equity Exchange and Tianjin Over-The-Counter Exchange, or other software technology providers that might in the future develop and provide an equity exchange platform similar to ours.  After we became a nationwide equity exchange platform, we may also face international competitors from abroad, such as the Hong Kong GEM board, the London AIM stock exchange and the US OTC-BB.  In relation to our consulting services, we face high competition from numerous business consulting and advisory firms in China.  Although we believe that some of our technology is unique, can be protected, and, if adopted, will confer benefits that will be otherwise unavailable for some time, we face very large competitors with greater resources who may adopt various strategies to block or slow our market penetration, thereby straining our more limited resources.  We are aware of efforts by competitors to introduce doubt about our financial stability as we compete to make sales and win customers and business.  Large competitors may also seek to hinder our operations through attempts to recruit key staff with exceptionally attractive terms of employment, including signing bonuses, or by offer of highly competitive terms to potential or newly acquired customers.

Failure to continue our product development efforts may affect our profitability.

We believe that our market will be characterized by increasing technical sophistication.  We also believe that our eventual success will depend on our ability to continue to provide increased and specialized technical expertise.  There is no assurance that we will not fall technologically behind competitors with greater resources.  Although we believe that we enjoy a lead in our product development, and are hopeful that our patents provide some protection, we will likely need significant additional capital in order to continue to enjoy such a technological lead over competitors with more resources.

If we are unable to protect our intellectual property, our competitive position would be adversely affected.

We may rely on patent protection, as well as trademark and copyright law, trade secret protection and confidentiality agreements with our employees and others to protect our intellectual property.  Despite our precaution, unauthorized third parties may copy our products and services or reverse engineer or obtain and use information that we regard as proprietary.  We currently have three computer software development registration certificates (計算機軟件著作權) from Shenzhen Technology and Telecommunication Bureau and three computer software copyright registration certificates from the People’s Republic of China National Copyright Administrative Bureau. We intend to apply for more protection for our intellectual property, however, we do not know if future applications will be granted or whether we will be successful in prosecuting any future claims against infringers of our intellectual property rights.  In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the PRC.  Our means of protecting our proprietary rights may not be adequate and third parties may infringe or misappropriate our patents, copyrights, trademarks and similar proprietary rights.  If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.  We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted an infringement claim against us.  It is possible, however, that such a claim might be asserted successfully against us in the future.  We may be forced to suspend our operations to pay significant amounts to defend our rights, and a substantial amount of the attention of our management may be diverted from our ongoing business, all of which would materially adversely affect our business.

There can be no assurance that we will continue to be successful in the development and marketing of new technology.

We are presently focusing  on the research and development of our proprietary technology in our software for the equity service platform.  We believe that this technology is the basis for the marketability of our equity service platform.  However, there can be no assurance that we will continue to successfully develop new technology and it is possible that our proprietary technology and products will have no commercial benefit or potential.  In addition, from our inception to the present, we have not recognized any substantial operating revenue.

We depend on our key personnel and may have difficulty attracting and retaining the skilled staff we need to execute our growth plans.

Our success will be dependent largely upon the efforts of our management team.  The loss of key staff could have a material adverse effect on our business and prospects.  To execute our plans, we will have to retain current employees. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense.  We may not be successful in retaining such qualified personnel. Specifically, we may experience increased costs in order to retain skilled employees. If we are unable to retain experienced employees as needed, we would be unable to execute our business plan.

Our future success will depend upon our ability to continue to enhance our existing products and to develop, manufacture and market new products and services.

The market for our products and services may be characterized by rapidly changing technology, extensive research and the introduction of new products and services. We believe that our future success will depend in part upon our ability to continue to enhance our existing products and to develop, manufacture and market new products and services. As a result, we expect to continue to make a significant investment in computer network, software technology, research and development.  There can be no assurance that we will be able to develop and introduce new products and services or enhance our initial products in a timely manner to satisfy customer needs, achieve market acceptance or address technological changes in our target markets. Failure to develop products and services and introduce them successfully and in a timely manner could adversely affect our competitive position, financial condition and results of operations.

There can be no assurance that we will be able to effectively achieve or manage any future growth, and our failure to do so could have a material adverse effect on our financial condition and results of operations.

We may experience substantial growth in the size of our staff and the scope of our operations, resulting in increased responsibilities for management.  To manage this possible growth effectively, we will need to continue to improve our operational, financial and management information systems, will possibly need to create entire departments that do not now exist, and hire, train, motivate and manage a growing number of staff.  Due to a competitive employment environment for qualified technical, marketing and sales personnel, we expect to experience difficulty in filling our needs for qualified personnel.  There can be no assurance that we will be able to effectively achieve or manage any future growth, and our failure to do so could delay product development cycles and market penetration or otherwise have a material adverse effect on our financial condition and results of operations.

We could face information and product liability risks and may not have adequate insurance.

Our products, in particular our equity exchange platform, software and network technology may be used in connection with critical business applications. We may become the subject of litigation alleging that one or more of our products are ineffective or disruptive in our treatment of data, or with regard to critical business information.  Thus, we may become the target of lawsuits from injured or disgruntled businesses or other users.  In the event that we are required to defend more than a few such actions, or in the event that it is found liable in connection with such an action, our business and operations may be severely and materially adversely affected.

There is no assurance that we will be able to execute our future plans successfully, or that our future plans will result in commercial success.

We intend to expand our operations and production capacity in the PRC by investing in becoming a strategic partner of key equity exchanges. Our expansion plans involve a number of risks, including the costs of investment in fixed assets, costs of working capital, as well as other working capital requirements. Our expansion will also depend on our ability to secure new customers. Failure to secure new customers would materially and adversely affect our business and financial performance.

There is no assurance that our future plans will result in commercial success. If we are unable to execute our expansion plans successfully, our business and financial performance would be materially and adversely affected.

Changes to financial accounting standards may affect our results of operations and cause us to change business practices.

We prepare financial statements in conformity with U.S. generally accepted accounting principles.  These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the SEC and various other bodies formed to interpret and create appropriate accounting principles.  A change in those principles can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced.  Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conducts business.  For example, accounting principles affecting many aspects of our business, including rules relating to equity-related compensation, have recently been revised.  The Financial Accounting Standards Board and other agencies finalized changes to U.S. generally accepted accounting principles that required us, starting January 1, 2006, to record a charge to earnings for employee stock option grants and other equity incentives. We will have significant ongoing accounting charges resulting from option grant and other equity incentive expensing that could reduce net income or increase losses.  In addition, since we intend to use equity-related compensation as a component of our total employee compensation program, the accounting change could make the use of equity-related compensation less attractive and therefore make it more difficult to attract and retain employees.

We currently lack an independent board of directors, which may result in the approval of transactions and policies without independent review.

We currently do not have any independent directors on our board.  However, we intend to appoint at least two after the completion of this offering.

In the absence of a majority of independent directors, our executive officers could establish policies and enter into transactions without independent review and approval thereof, subject to certain restrictions under our Articles of Incorporation.  In addition, although we intend to establish audit and compensation committees which will consist entirely of outside directors, until those committees are established, transactions and compensation policies could be approved without independent review. These and other transactions could present the potential for a conflict of interest between our Company and its stockholders generally and the controlling officers, stockholders or directors.

Future profitability is not guaranteed.

We have not recognized any substantial operating revenue to date.  Even if we wer to successfully attract sufficient financing, and revenues increased, there would be no assurance that our plans would be realized or we would achieve break-even status or profitability in the future. We also experienced negative cash flow from operations. We will need to raise additional capital to fund our operations, and will continue to attempt to raise capital resources until such time as we are able to generate revenues sufficient to maintain ourselves as a viable entity.  These is no guarantee that we can continue as a going concern. There is no assurances that we will be able to raise additional capital or achieve profitability.

There is a limited market for our common stock.

Our common stock is not listed on any exchange or on any trading platform. Even if our common stock is listed on OTCBB, the market turnover rate may be limited.  Additionally, one single stockholder holds a majority of our stock.  The actual market for our common stock is limited and is not regulated by the rules and regulations of any exchange regulators. Our stock price could decline regardless of our actual operating performance, and stockholders could lose a substantial part of their investment as a result of industry or market-based fluctuations.  We do not anticipate paying cash dividends on our common stock for the foreseeable future, stockholders may not be able to receive a return on their shares unless they are able to sell them.  The market price of our common stock will likely fluctuate in response to a number of factors, including but not limited to, the following:

●	revenue and market accepting or rejecting of our network;
●	economic conditions within China and the USA;
●	our failure to meet performance estimations or the estimations of securities analysts;
●	the timing of announcements by us or our competitors of significant networks, contracts or acquisitions or publicity regarding actual or potential results or performance thereof; and
●	domestic and international economic, business and political conditions.

RISKS RELATED TO DOING BUSINESS IN CHINA

Our operations in the PRC are subject to the laws and regulations of the PRC.

As our business is carried out in the PRC, we are subject to and have to operate within the framework of the PRC legal system. Any changes in the laws or policies of the PRC or the implementation thereof, for example in areas such as foreign exchange controls, tariffs, trade barriers, taxes, export licence requirements and environmental protection, may have a material impact on our operations and financial performance.

The corporate affairs of our companies in the PRC are governed by their articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders' rights under the articles of association of a PRC company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The laws of the PRC govern our businesses and operations that are located in the PRC. The PRC legal system is a codified system of written laws, regulations, circulars, administrative directives and internal guidelines. The PRC government is still in the process of developing its legal system to encourage foreign investment and to align itself with global practices and standards. As the PRC economy is undergoing development at a faster rate than the changes to its legal system, some degree of uncertainty exists in connection with whether and how existing laws and regulations apply to certain events and circumstances. Some of the laws and regulations and the interpretation, implementation and enforcement of such laws and regulations are also at an experimental stage and are subject to policy changes. Hence, precedents on the interpretation, implementation and enforcement of certain PRC laws are limited and court decisions in the PRC do not have binding effect on lower courts. Accordingly, the outcome of dispute resolutions and litigation may not be as consistent or predictable as in other more developed jurisdictions and it may be difficult to obtain swift and equitable enforcement of the laws in the PRC, or to obtain enforcement of a judgment by a court or another jurisdiction.

In particular, on 8 August 2006, six PRC regulatory bodies (including MOFCOM and the China Security and Regulatory Commission (“CSRC”)) jointly promulgated the new “Regulations on Foreign Investors Merging with or Acquiring Domestic Enterprises”, which took effect on 8 September 2006 (“2006 M&A Rules”). The 2006 M&A Rules regulate, inter alia, the acquisition of PRC domestic companies by foreign investors.

On 21 September 2006, the CSRC promulgated the “Guidelines on Domestic Enterprises Indirectly Issuing or Listing and Trading their Stocks on Overseas Stock Exchanges” (the “CSRC Guidelines”).

Under the 2006 M&A Rules and the CSRC Guidelines, the listing of overseas special purpose vehicles (“SPV”) which are controlled by PRC entities or individuals are subject to the prior approval of the CSRC.

The 2006 M&A Rules and the CSRC Guidelines do not provide any express requirement for an SPV to retroactively obtain CSRC approval where the restructuring steps had been completed prior to 8 September 2006.

Deheng Law Firm, the legal adviser to our Company on PRC Law, is of the opinion that our group has obtained all the necessary governmental approvals from PRC authorities and the requirement to obtain CSRC approval is not applicable to us and it is not necessary for us to comply retroactively with the requirement of obtaining the prior approval of the CSRC for a listing on the Over-the Counter Bulletin Board or any national exchange in the United States.

There is no assurance that these PRC authorities will not issue further directives, regulations, clarifications or implementation rules requiring us to obtain further approvals in relation to our proposed listing on Over-the Counter Bulletin Board or any national exchange in the United States.

Our subsidiaries, operations and significant assets are located outside the U.S.  Shareholders may not be accorded the same rights and protection that would be accorded under the Securities Act. In addition, it could be difficult to enforce a U.S. judgment against our directors and officers.

Our subsidiaries, operations and assets are located in the PRC. Our subsidiaries are therefore subject to the relevant laws in the PRC. The Companies Act may provide shareholders with certain rights and protection which may not have corresponding or similar provisions under the laws of the PRC. As such, investors in our Common Shares may or may not be accorded the same level of shareholder rights and protection that would be accorded under the Securities Act. In addition, all our executive directors are non-residents of the U.S. and the assets of these persons are mainly located outside the U.S.  As such, there may be difficulty for shareholders to effect service of process in the U.S., or to enforce a judgment obtained in the PRC against any of these persons.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time.  This could either benefit or damage our operations and profitability.  Some of the things that could have this effect are:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways.  As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in the PRC and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The overall effect of legislation enacted over the past 30 years has been to enhance the protections afforded to foreign invested enterprises in the PRC.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.  In addition, all our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S.  As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in the PRC are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in the PRC may inhibit our ability to conduct business in the PRC.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in the PRC has been as high as 20.7% and lows as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in the PRC, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanged may limit our ability to use revenue generated in Renminbi to fund any future business activities outside the PRC or to make dividend or other payments in the U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in the PRC authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be effected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in the PRC would be reduced.
PRC tax treatments may adversely affect our operations or financial condition

Certain of our PRC companies enjoy preferential tax treatments, in the form of reduced tax rates or tax holidays, provided by the PRC government or its local agencies or bureaus. On March 16, 2007, the National People’s Congress of the PRC, or NPC, passed the new PRC Enterprise Income Tax Law (the “New EIT Law”). Under the New EIT Law, effective January 1, 2008, China adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises) and revoked the then current tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that were receiving preferential tax treatments granted by relevant tax authorities at the time the New EIT Law became effective. Enterprises that are subject to an enterprise income tax, or EIT, rate lower than 25% may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the New EIT Law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises otherwise classified as such “encouraged” high-tech enterprises will be entitled to a 15% EIT rate. On April 14, 2008, the Measures for the Recognition and Administration of New and High-tech Enterprises (the “Measures”), were promulgated jointly by the Ministry of Science and Technology of the PRC, the Ministry of Finance of the PRC and the State Administration of Taxation of the PRC and became retroactively effective from January 1, 2008. Under the Measures, the term “high-tech enterprise” is defined as a resident enterprise that has been registered in the PRC (excluding Hong Kong, Macao or Taiwan) for more than one year, conducts business in the new and high-tech fields encouraged by government as listed in an appendix to the Measures, continuously undertakes research and development and technology conversion, and relies on self-owned intellectual property rights as the basis of its business operation. Such new and high-tech enterprises may apply for tax incentives.  None of our subsidiaries currently qualifies for the tax incentives.

The New EIT Law and any other changes to our effective tax rate could have a material and adverse effect on our business, financial condition and results of operations. We cannot assure you that we will continue to enjoy these preferential tax treatments in the future. The discontinuation or reduction of these preferential tax treatments or government financial incentives could materially and adversely affect our business, financial condition and results of operations.

New labor law legislation in the PRC may adversely affect our operations or financial condition

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. It formalizes workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law requires an employer to conclude an “open-ended employment contract” with any employee who either has worked for the employer for ten years or more or has had two consecutive fixed-term contracts. An “open-ended employment contract” is in effect a lifetime, permanent contract, which is terminable only in specified circumstances, such as a material breach of the employer’s rules and regulations, or for a serious dereliction of duty. Such employment contracts with qualifying workers would not be terminable if, for example, the Company determined to downsize its workforce in the event of an economic downturn. Under the new law, downsizing by 20% or more may occur only under specified circumstances, such as a restructuring undertaken pursuant China’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations. Any of the Company’s staff employed to work exclusively within the PRC are covered by the new law and thus, the Company’s ability to adjust the size of its operations when necessary in periods of recession or less severe economic downturns has been curtailed. Accordingly, if the Company faces future periods of decline in business activity generally or adverse economic periods specific to the Company’s business, this new law can be expected to exacerbate the adverse effect of the economic environment on the Company’s results of operations and financial condition.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm attesting to and reporting on these assessments.  If we fail to adequately maintain compliance with, or maintain the adequacy of, our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC.  If we cannot favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on our assessment of the effectiveness of our internal control over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

We are a “foreign private issuer,” and have disclosure obligations that are different than those of other U.S. domestic reporting companies so you should not expect to receive the same information about us at the same time as a U.S. domestic reporting company may provide.

We are a foreign private issuer and, as a result, we are not subject to certain of the requirements imposed upon U.S. domestic issuers by the SEC. For example, we are not required to issue quarterly reports or proxy statements.  Through the fiscal year ending March 31, 2010, we are allowed six months to file our annual report with the SEC and thereafter must file our annual report within four months of our fiscal year end.  We are not required to disclose certain detailed information regarding executive compensation that is required from U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the Securities Act.  As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5.  Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer. Violations of these rules could affect our business, results of operations and financial condition.

You may have difficulty enforcing judgments obtained against us.

We are a BVI company and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC.  In addition, almost all of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon these persons.  It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States and whose assets are located in significant part outside of the United States.  The courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI.  In addition, there is uncertainty as to whether the courts of the BVI or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.  In addition, it is uncertain whether such BVI or PRC courts would entertain original actions brought in the courts of the BVI or the PRC, against us or such persons predicated upon the securities laws of the United States or any state.

Because we are incorporated under the laws of the BVI, it may be more difficult for our shareholders to protect their rights than it would be for a shareholder of a corporation incorporated in another jurisdiction.

Our corporate affairs are governed by our Memorandum and Articles of Association, by the BVI Business Companies Act, 2004, and by the common law of the BVI.  Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders differ from those that would apply if we were incorporated in the United States or another jurisdiction.  The rights of shareholders under BVI law may not be as clearly established as are the rights of shareholders in the United States or other jurisdictions.  Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders.  Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.  In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.  Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most US jurisdictions.  The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation, subject to a limit of up to 50% of such assets.  The ability of our board of directors to create new classes or series of shares and the rights attached by amending our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our ordinary shares at a premium over then current market prices. Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our board of directors or our controlling shareholders than they would have as shareholders of a corporation incorporated in another jurisdiction.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. shareholders.

We do not currently expect to be classified as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes for our tax year ending March 31, 2010.  However, the PFIC test is an annual test that, as discussed below, depends upon the composition of our gross income for the year and the percentage, based on a quarterly average for the year, of our gross assets that constitutes “passive” assets.  Accordingly, it is not possible to determine whether we will not be classified as a PFIC for our tax year ending March 31, 2010 until after the year has ended.  In addition, even if we are not classified as a PFIC for our taxable year ending Marc h 31, 2010, because the PFIC test is annual, we cannot assure you that we will not be a PFIC for any following tax year.  A non-U.S. corporation will be classified as a PFIC for the taxable year if (i) at least 75% of its gross income is passive income for such year or (ii) at least 50% of the fair market value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets that produce or are held for the production of passive income.  The fair market value of our assets may be determined to a large extent by the market price of our ordinary shares, which may fluctuate after this offering.  Furthermore, how we spend as well as how quickly we spend the proceeds from this offering will affect the composition of our income and assets.  If we are treated as a PFIC for any tax year during which U.S. shareholders hold ordinary shares, certain adverse United States federal income tax consequences could apply to such U.S. shareholders.  See “Taxation—U.S. Federal Income Taxation—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered by this prospectus by the selling shareholders. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling shareholders to underwriters, agents, brokers and dealers will be borne by them.

DIVIDEND POLICY

We have never paid or declared dividends.  However, holders of our Common Shares are entitled to dividends if declared by the board of directors out of funds legally available.  We do not, however, anticipate the declaration or payment of any dividends in the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.  Therefore, there can be no assurance that any dividends of any kind will ever be paid.

DILUTION

The common stock to be sold by the selling shareholders is shares of common stock that is currently issued to them. Accordingly, there will be no dilution to our existing stockholders.

EXCHANGE RATE INFORMATION

The conversion of RMB into U.S. dollars in this prospectus is based on the historical exchange rate provided by www.oanda.com. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth various information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.  These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.  The source of these rates is derived from www.oanda.com, which provides foreign exchange historical data for wide variety of users including but not limited to international accounting firms. Oanda was incorporated in the state of Delaware in 1996. Based on the information of their website www.oanda.com/corp/, they are one of the market makers of foreign exchange in the world and provide trust source for currency data.

Renminbi per U.S. Dollar	Average(2)	High	Low	Period- end
2006 (1)	7.9819	8.0715	7.7845	7.8175
2007 (1)	7.6172	7.8062	7.2941	7.3141
2008 (1)	6.9623	7.2941	6.7480	6.8542
2009 (1)	6.8409	6.8430	6.7880	6.8372

January 2010 (2)	6.8347	6.8295	6.7836	6.8369
February 2010 (2)	6.8377	6.8336	6.7941	6.8367
March 2010 (2)	6.8359	6.8268	6.8136	6.8361
April 2010 (2)	6.8329	6.8280	6.7471	6.8358

(1)	All periods end December 31 of the stated year.
(2)
Averages for a period are calculated by using the average of the exchange rates on the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical proforma financial information should be read in conjunction with our proforma financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  The selected proforma consolidated statement of income data for the fiscal years ended March 31, 2009 and 2008 and the proforma consolidated balance sheet data as of March 31, 2009 and 2008 have been derived from the audited proforma consolidated financial statements of ChinaE included elsewhere in this prospectus. We derived our selected historical consolidated financial data as of December 31, 2009 and for the nine months ended December 31, 2009 and 2008 from our unaudited consolidated financial statements included in this prospectus, which include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations as of the dates and for the periods presented.  The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future periods.

	Year Ended March, 31		Nine Months Ended December 31,
	2008	2009	2008	2009
	(Proforma)	(Proforma)	(Proforma)	(Proforma)
			(Unaudit)	(Unaudit)
Consolidated Income Statement
Revenue	87,176	1,482	1,408	24,185
Cost of Revenue	(89,327)	(6,678)	(6,502)	(8,030)
Gross Profits	(2,151)	(5,196)	(5,094)	16,155
Expenses	(345,113)	(1,204,614)	(713,777)	(556,377)
Interest (net of interest expenses)	1,917	(241)	962	311
Other Income	271,102	145	145	250,240
Operating from continue operation before income tax	(74,245)	(1,209,906)	(717,764)	(265,881)
Income tax	-	-	--	-
Net Loss	(74,245)	(1,209,906)	(717,764)	(289,631)

Net Loss Per Share - Basic	(0.00074)	(0.0121)	(0.00718)	(0.0026)
Net Loss Per Share - Diluted	(0.00074)	(0.0121)	(0.00718)	(0.0026)
Weighted Average Number of basic shares outstanding	100,000,000	100,000,000	100,000,000	110,575,000
Weighted Avenue Number of dilute shares outstanding	100,000,000	100,000,000	100,000,000	110,575,000

	As of March, 31		As of December 31,
	2008	2009	2008	2009
	(Proforma)	(Proforma)	(Proforma)
			(Unaudit)	(Unaudit)
Consolidated Balance Sheet Data
Cash	1,009,661	96,834	209,796	401,247
Current assets	1,437,313	978,747	1,149,976	825,485
Other assets	3,533,536	3,629,061	3,042,904	3,604,278
Total assets	5,980,510	4,704,642	5,092,880	4,831,010
Total current liabilities	3,579,181	258,516	738,087	301,782
Total shareholders’ equity	2,401,329	4,446,126	4,354,793	4,529,227
Total liabilities and shareholders’ equity	5,980,510	4,704,642	5,092,880	4,831,010

MANAGEMENT’S DISCUSSION & ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in this financial report constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse change in our operations or business, that we will meet success in marketing and selling our products, and that we will be able to continue to attract and retain skilled employees necessary for our business, among other things.  The foregoing assumptions are based on judgments with respect to, among other things, information available to our, future economic, competitive and market conditions and future business decisions.  All of these assumptions are difficult or impossible to predict accurately and many are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in the forward-looking statements will be realized. There are a number of risks presented by our business and operations, which could cause our financial performance to vary markedly from prior results, or results contemplated by the forward-looking statements. Such risks include failure to acquire or establish a profitable business, failure of the our technology or products to work as anticipated, failure to develop commercially viable products or services from our technology, delays or failure in financing efforts, delays in or lack of market acceptance, failure to recruit adequate personnel, and problems with protection of intellectual property, among others. The words “believe,” “estimate,” “expect,” “intend,” “anticipate” “should”, “could”, “may”, “plan” and similar expressions and variations thereof identify some of these forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter our capital investment and other expenditures, which may also adversely affect our results of operations. In light of significant uncertainties inherent in forward-looking information included in this Annual Report, the inclusion of such information should not be regarded as a representation by us that our objectives or plans will be achieved. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Results of Operations

Comparison of Nine Months ended December 31, 2009 and December 31, 2008

Revenue.

Net revenue for the nine months ended December 31, 2009 increased by $22,777, or 1618%, to $24,185 from $1,408 for the nine month ended December 31, 2008.

Net revenue during the nine months ended December 31, 2009  was derived principally from management consulting services.  Net revenues during the nine months ended December 31, 2008 were derived principally from e-commerce solutions.  The term “e-commerce solutions” includes web site design and development and web hosting.

Cost of Revenue.

Cost of revenue for the nine months ended December 31, 2009 consist principally salaries for business consulting staff, depreciation, and other costs including travel, employee benefits, office expenses and related expenses allocated to the consulting and technician staff. The cost of revenue for the nine months ended December 31, 2008 consist principally salaries for computer network technicians, depreciation, and other costs including travel, employee benefits, office expenses and related expenses allocated to the engineering and technician staff.

Gross Profit (Loss)

 Gross profit for the nine months ended December 31, 2009 increased by $21,294, or 418%, to $16,155 from gross loss of $5,094 for the nine months ended December 31, 2008

General and Administrative Expenses.

General and administrative expenses (“SG&A”) consists principally of (1) sales commissions, advertising, trade show and seminar expenses, and direct-field sales expense, (2) salaries for administrative and sales staff, (3) corporate overhead, and (4) allowances for bad and doubtful accounts.  The following table reflects the principal components of SG&A and the percentage of net revenues represented by each component for the periods indicated:

	Total SG &A Nine Months Ended December, 31		Percentage to Total Net Revenue Nine Months Ended December 31,
	2008	2009	2008	2009
	(US$)	(US$)	(%)	(%)

Selling expenses	136,381	168,576	9686%	697%

General expenses	248,409	186,995	17643%	773%
Rental	132,350	74,264	9399%	307%
Administrative salaries	196,637	126,502	13966%	523%
Total General & Admin. Exp.	577,396	387,761	41008%	1603%

Total Expenses	713,777	556,337	50694%	2300%

The principal components of total expenses during the 2009 year were selling expenses, rental expenses, administrative salaries and benefits, and general corporate expenses, which includes legal and professional fees, general office expenses, traveling expenses, general employee benefit expense and depreciation consultancy fees.

General & Administration Expenses.

For the nine months ended December 31, 2009, total general and administration decreased by $189,635 or 32.84% to $387,761 as compared to $577,396 for the nine months ended December 31, 2008.

Selling Expenses.

The principal components of selling expenses during the nine months ended December 31, 2009 were  salaries, benefits, and other expenses, which includes, traveling expenses, general employee benefit expense.

For the nine months ended December 31, 2009, selling expenses increased by $32,195 or 23.61% to $168,576 as compared to $136,381 for the nine months ended December 31, 2008.

Interest and Other Income.

The interest income for the nine months ended December 31, 2009 decreased by $651 or 67.67%  to $311 as compared to $962 for the nine months ended December 31, 2008.

Dividend income for nine months ended December 31, 2009 was $250,240 while there was no dividend income for the nine months ended December 31, 2008.

There were no other income for nine months ended December 31, 2009 and $145 as other income for the nine months ended December 31, 2008.

Interest Expense.

There were no interest expenses for the nine months ended December 31, 2009 and 2008.

Provision for Income Taxes.

There was no provision for income taxes since there was no taxable income.

Net Loss.

Net loss for the nine months ended December 31, 2009 decreased by $428,133 or 59.65%, to $289,631 from $717,764 for the nine months ended December 31, 2008.

Comparison of Fiscal Years Ended March 31, 2009 and 2008

Revenue.

Net revenue for the year ended March 31, 2009 decreased by $1,137,481, or 98%, to $1,209,906 from $72,425 for the year ended March 31, 2008.

Net revenue during fiscals 2009 and 2008 were derived principally from e-commerce solutions.  The term “e-commerce solutions” includes web site design and development and web hosting.

 Cost of Revenue.

Cost of revenue consist principally of subcontracting cost to third parties for the year ended March 31, 2009. The cost of revenue for the year ended March 31, 2008 consist principally salaries for computer network technicians, depreciation, and other costs including travel, employee benefits, office expenses and related expenses allocated to the engineering and technician staff.

Gross Loss.

Gross loss for the year ended March 31, 2009 increased by $3,045, or 142%, to $5,196 from $2,151 for the year ended March 31, 2008.

General and Administrative Expense.

General and administrative expense (“SG&A”) consists principally of (1) sales commissions, advertising, trade show and seminar expenses, and direct-field sales expense, (2) salaries for administrative and sales staff, (3) corporate overhead, and (4) allowances for bad and doubtful accounts.  The following table reflects the principal components of SG&A and the percentage of net revenues represented by each component for the periods indicated:

	Total SG &A Year Ended March, 31		Percentage to Total Net Revenue Year Ended March 31,
	2008	2009	2008	2009
	(US$)	(US$)	(%)	(%)

Selling expenses	58,163	199,168	66.72%	13439%

General expenses	159,331	566,673	182.77%	38238%
Rental	47,161	132,350	54.10%	8930%
Administrative salaries	80,458	306,423	92.29%	20676%
Total General & Admin. Exp.	286,950	1,005,446	329.16%	67844%

Total Expenses	345,113	1,204,614	395.88%	81283%

The principal components of total expenses during the 2009 year were selling expenses, rental expenses, administrative salaries and benefits, and general corporate expenses, which includes legal and professional fees, general office expenses, traveling expenses, general employee benefit expense and depreciation consultancy fees.

General & Administration Expenses.

For the 2009 fiscal year, total general and administration increased by $718,496 or 10%, to $1,005,446 as compared to $286,950 for the 2008 fiscal year.

Selling Expenses.

The principal components of selling expenses during the 2009 year were salaries, benefits, and other expenses, which includes, traveling expenses, general employee benefit expense.

For the 2009 fiscal year, selling expenses increased by $141,005 or 242% to $199,168 as compared to $58,163 for the 2008 fiscal year.

Interest and Other Income.

The interest income for the year ended March 31, 2009 decreased by $1,416 or 706%  to $456 for the year ended March 31, 2008.

Other income for the year ended March 31, 2009 was $145 was and there was no other income for the year ended March 31, 2008.

Interest Expense.

The interest expense for the year ended March 31, 2009 was $697 was and there were no interest expense for the year ended March 31, 2008.

Provision for Income Taxes.

There was no provision for income taxes since there was no taxable income.

Net Loss.

Net loss for the year ended March 31, 2009 increased by $1,137,481 or 1571%, to $1,209,906 from $72,425 for the year ended March 31, 2008.

Liquidity and Capital Resources

The Company does not have sufficient resources to effectuate its business. As of December 31, 2009, it had $401,247 in cash. The Company expects to incur a minimum of $700,000 in expenses during the next twelve months of operations. It is estimated that this will be comprised of the following expenses: $300,000 in rental expenses, $50,000 website development; $100,000 in marketing expenses, and $250,000 in general administrative expenses such as for salaries, corporate, legal and accounting fees, office overhead and general working capital.

On December 1, 2009 the Company issue 9,500,000 shares to existing shareholders and directors to raise $475,000 for the business operation and business plans execution. The Company may have to further raise funds to pay operation expenses by issuing additional debt or equity or borrowing money from shareholders or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to the Company. The Company currently has no agreements, arrangements or understandings with any party to obtain funds through bank loans, lines of credit or any other sources of financing. If the Company cannot generate funds from its operations, it will have a severe negative impact on its ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the proforma financial statements for the year ended March 31, 2009 regarding concerns about our ability to continue as a going concern. During the nine months ended December 31, 2009 the Company had revenues of $24,185 and incurred a net loss of $289,631, and an accumulated net loss of $1,573,782 for the period from April 1, 2007 to December 31, 2009. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern must be considered in light of the revenues, expenses, operation difficulties and problems frequently encountered in emerging markets and the competitive environment in which the Company operates. The Company is pursuing financing for its operations and issuing equity on December 1, 2009. In addition the Company is seeking to expand its revenue base by adding new clients to its customer base and entering into new profitable businesses, such as co-ordinating with its business partners to offer more financial consulting services. Failure to secure such financing source to raise additional equity capital and to expand its revenue base may result in the Company depleting its available funds and not being able to meet its financial obligations. These proforma financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Critical Accounting Policies

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America (“US GAAP”) and have been consistently applied in the presentation of financial statements. The interim results of operations are not necessarily indicative of the results to be expected for the fiscal period ending December 31, 2009. The Company’s consolidation balance sheet as of March 31, 2009 has been taken from the Company’s consolidation balance sheet as of the date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the period presented.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying condensed interim consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company's subsidiaries to present them in conformity with US GAAP.

(b)	Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

The Company’s subsidiaries and affiliated companies and their principal activities as of December 31, 2009 are summarized as follows:

Name	Place of incorporation of organization	Percentage of Equity Interest Attributable to the Company	Principal Activities
ChinaE.com Technology (Shenzhen) Co., Ltd (“CECTSL”)*	PRC	100%	Business equity and financial consulting services
ChinaE.com Investment Consultant (Shenzhen) Co., Ltd (“CECICSL”)**	PRC	100%	Inactive
ChinaE.com E-Commerce Co., Ltd (“CECITL”)*	PRC	100%	Business equity and financial consulting services
ChinaE.com Focus Advertising Co., Ltd (“IFACL”)**	PRC	90%	Inactive
Shenzhen International Hi-Tech Property Rights Exchange Center (“SIHTPREC”)***	PRC	15%	Equity trading platform

During the fiscal year of June 30, 2009, Intermost Limited, the holding company has transferred the subsidiary companies, CECITL, CECICSL, IFACL & CECTSL and investment in PRC private company SIHTPREC to the Company in exchange 60% of shareholdings in the Company. The operations of CECITL, CECICSL, IFACL & CECTSL are consolidated into the Company’s financial statements.

* CECTSL and CECITL are wholly foreign owned enterprises established in the PRC to be operated until 2014 and 2018 respectively. They are subsidiaries of the Company and their operations are consolidated into the Company’s financial statements.

** IFACL and CECICSL are equity joint ventures established in the PRC to be operated until 2010 and 2026 respectively. They are subsidiaries of the Company and their operations are consolidated into the Company’s financial statements.

***   SIHTPREC is an affiliated company and is accounted for under the cost method.

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Intangibles

Intangibles are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives of the intangibles are as follows:

Computer software	10 years

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Leasehold improvements	20 years
Computer equipment	5 years
Office equipment	5 years
Furniture and fixtures	5 years
Motor vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(g)	Accounting for the impairment of long-lived assets

The Group periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in ASC No. 350. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognised based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose. During the reporting period, there was no impairment loss.

(h)	Inventories

Inventories consist of finished goods only, and stated at the lower of cost or market value. Substantially all inventory costs are determined using the first-in-first out basis.

(i)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  Bad debts are written off as incurred.  During the reporting years, there were no bad debts.

(j)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of nine months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

	December 31, 2009	March 31, 2009

Public Bank Ltd	$160,324	$48,170
China Merchants Bank	229,125	48,664
Cash on hand	11,798	-

	$401,247	$96,834

(k)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;
- Delivery has occurred or services have been rendered;
- The seller’s price to the buyer is fixed or determinable, and
- Collection is reasonably assured.

Net revenue is recognized when customer takes delivery and acceptance of products, the price is fixed or determinable as stated on sales contract, and the collectability is reasonably assured.

Revenues from the provisions of both electronic online and direct physical contact financial services are recognized upon the services provided and invoices sent out to customers.

(l)	Leases

The Company did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in general and administrative expenses were $31,787 and $132,350 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(m)	Advertising

The Company expensed all advertising costs as incurred.  Advertising expenses included in general and administrative expenses were nil and $1,122 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(n)	Transportation

All transportation expenses are expensed as incurred.  Transportation expenses included in general and administrative expenses were nil and $7,813 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(o)	Research and development

All research and development costs are expensed as incurred. The research and development costs included in general and administrative expenses were nil and nil for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(p)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses included in general and administrative expenses and selling expenses were nil and $9,314 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(q)	Stock-based compensation

ASC 718 “Compensation – Stock Compensation” codified SFAS No. 123 which prescribes accounting and reporting standards for all stock-based compensation plans award to employees including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities.  The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks of commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 “Equity – Based Payments to Non-Employees” which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable: (a) the goods obtained or services received at the earlier of performance commitment date or performance completion date; or (b) the equity instruments issued at the time of issuance.

(r)	Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods obtained and/or services received at the earlier of performance commitment date or performance completion date; or based on the fair value of the equity instrument issued at the time of issuance.

(s)	Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

(t)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The reporting currency of the Group is the U.S. dollar ($). SWT, Sunway, Beijing Sunway and Liheng use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	December 31, 2009	March 31, 2009	December 31, 2008
Twelve months ended
RMB : USD exchange rate	-	6.8456	-
Nine months ended
RMB : USD exchange rate	6.8372	-	6.8542
Average three months ended
RMB : USD exchange rate	6.8360	-	6.8532
Average nine months ended
RMB : USD exchange rate	6.8390	-	6.8916

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

(u)	Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(v)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

(w)	Recent accounting pronouncements

ASC 105, Generally Accepted Accounting Principles (“ASC 105”) (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162) reorganized by topic existing accounting and reporting guidance issued by the Financial Accounting Standards Board (“FASB”) into a single source of authoritative generally accepted accounting principles (“GAAP”) to be applied by nongovernmental entities. All guidance contained in the Accounting Standards Codification (“ASC”) carries an equal level of authority. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Accordingly, all other accounting literature will be deemed “non-authoritative”. ASC 105 is effective on a prospective basis for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has implemented the guidance included in ASC 105 as of July 1, 2009. The implementation of this guidance changed the Company’s references to GAAP authoritative guidance but did not impact the Company’s financial position or results of operations.

ASC 855, Subsequent Events (“ASC 855”) (formerly Statement of Financial Accounting Standards No. 165, Subsequent Events) includes guidance that was issued by the FASB in May 2009, and is consistent with current auditing standards in defining a subsequent event. Additionally, the guidance provides for disclosure regarding the existence and timing of a company’s evaluation of its subsequent events. ASC 855 defines two types of subsequent events, “recognized” and “non-recognized”. Recognized subsequent events provide additional evidence about conditions that existed at the date of the balance sheet and are required to be reflected in the financial statements. Non-recognized subsequent events provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date and, therefore; are not required to be reflected in the financial statements. However, certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. This guidance was effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company implemented the guidance included in ASC 855 as of July 1, 2009. The effect of implementing this guidance was not material to the Company’s financial position or results of operations.

Recently Issued Standards

In August 2009, the FASB issued ASC Update (“ASU”) No. 2009-05, Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value (“ASU No. 2009-05”). This update amends ASC 820, Fair Value Measurements and Disclosures and provides further guidance on measuring the fair value of a liability. The guidance establishes the types of valuation techniques to be used to value a liability when a quoted market price in an active market for the identical liability is not available, such as the use of an identical or similar liability when traded as an asset. The guidance also further clarifies that a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are both Level 1 fair value measurements. If adjustments are required to be applied to the quoted price, it results in a level 2 or 3 fair value measurement. The guidance provided in the update is effective for the first reporting period (including interim periods) beginning after issuance. The Company does not expect that the implementation of ASU No. 2009-05 will have a material effect on its financial position or results of operations.

In September 2009, the FASB issued ASC Update (“ASU”) No. 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) (“ASU No. 2009-12”). This update sets forth guidance on using the net asset value per share provided by an investee to estimate the fair value of an alternative investment. Specifically, the update permits a reporting entity to measure the fair value of this type of investment on the basis of the net asset value per share of the investment (or its equivalent) if all or substantially all of the underlying investments used in the calculation of the net asset value is consistent with ASC 820. The update also requires additional disclosures by each major category of investment, including, but not limited to, fair value of underlying investments in the major category, significant investment strategies, redemption restrictions, and unfunded commitments related to investments in the major category. The amendments in this update are effective for interim and annual periods ending after December 15, 2009 with early application permitted. The Company does not expect that the implementation of ASCU No. 2009-12 will have a material effect on its financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (a consensus of the FASB Emerging Issues Task Force).” (“ASC Update No. 2009-13). This updates set forth the guidance on the existing multiple-element arrangement currently in FASB Topic 605-25 (Revenue Recognition – Multiple-Element Arrangements). This new guidance eliminates the requirement that all undelivered elements have objective evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to the items that have already been delivered. Further, companies will be required to allocate revenue in arrangements involving multiple deliverables based on the estimated selling price of each deliverable, even though such deliverables are not sold separately by either company itself or other vendors. This new guidance also significantly expands the disclosures required for multiple-element revenue arrangements. The revised guidance will be effective for the first annual period beginning on or after June 15, 2010. The Company does not expect that the implementation of ASU No. 2009-13 will have a material effect on its financial statements.

In June 2009, FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”). Statement No. 167 amends FASB Interpretation No. 46R, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 (“FIN 46R”) to require an analysis to determine whether a company has a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The statement requires an ongoing assessment of whether a company is the primary beneficiary of a variable interest entity when the holders of the entity, as a group, lose power, through voting or similar rights, to direct the actions that most significantly affect the entity’s economic performance. This statement also enhances disclosures about a company’s involvement in variable interest entities. Statement No. 167 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. Although Statement No. 167 has not been incorporated into the Codification, in accordance with ASC 105, the standard shall remain authoritative until it is integrated. The Company does not expect the adoption of Statement No. 167 to have a material impact on its financial position or results of operations.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140 (“Statement No. 166”). Statement No. 166 revises FASB Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Extinguishment of Liabilities a replacement of FASB Statement 125 (“Statement No. 140”) and requires additional disclosures about transfers of financial assets, including securitization transactions, and any continuing exposure to the risks related to transferred financial assets. It also eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets, and enhances disclosure requirements. Statement No. 166 is effective prospectively, for annual periods beginning after November 15, 2009, and interim and annual periods thereafter. Although Statement No. 166 has not been incorporated into the Codification, in accordance with ASC 105, the standard shall remain authoritative until it is integrated. The Company does not expect the adoption of Statement No. 166 will have a material impact on its financial position or results of operations.

Accounting Standards Issued But Not Yet Effective

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements. The Update would affect all entities that are required to make disclosures about recurring and nonrecurring fair value measurements. The Board concluded that users will benefit from improved disclosures in this Update and that the benefits of the increased transparency in financial reporting will outweigh the costs of complying with the new requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 30, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact this update will have on our financial statements.

In January 2010,  the Financial Accounting Standards Board (“FASB”) issued an accounting standard update to address implementation issues related to the changes in ownership provisions in the Consolidation —Overall Subtopic (Subtopic 810-10) of the FASB Accounting Standards Codification™, originally issued as FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. Subtopic 810-10 establishes the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update for improvements to financial reporting by enterprises involved with Variable Interest Entities. The subsections clarify the application of the General Subsections to certain legal entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support [FIN 46(R), paragraph 1, sequence 55.1] or, as a group, the holders of the equity investment at risk lack any one of the following three characteristics: [FIN 46(R), paragraph 1, sequence 55.2]

a.
The power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the entity’s economic performance [FIN 46(R), paragraph 1, sequence 55.2.1]

b.	The obligation to absorb the expected losses of the legal entity [FIN 46(R), paragraph 1, sequence 55.2.2]
c.	The right to receive the expected residual returns of the legal entity. [FIN 46(R), paragraph 1, sequence 55.2.3]

The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The adoption of this update to improving the financial reporting by enterprises involved with Variable Interest Entities, as codified in ASC 810, did not have any impact on the Company’s financial statements.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets. The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 166, Accounting for Transfers of Financial Assets. The adoption of this update did not have any impact on the Company’s financial statements.

Seasonality

The Company has no seasonality effects.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

Our revenue and profit was heavily affected by the challenging global economic conditions in 2008-2009 and the resulting impact on business in China. The economic conditions have slowly picked up and we believe that our year over year revenue will continue to pick up. While some of our revenues, primarily internet software services, equity exchange platform and business consulting services, are being impacted by China’s economic slowdown (which to date has been less dramatic than the rest of the world), we believe demand for equity exchange platform and related internet software service will generally continue to increase as the economy recover. Factors contributing to our expected revenue growth include the economic stimulus plan being implemented by the Chinese government in response to the challenging global economic conditions, our business expansion and a business friendly regulatory environment in China.

Since 2008, we have expanded our relationships with a range of technology and investment companies by collaborating with them on a range of different projects, including business consulting and advisory services, advisory services in the transformation into a joint-stock company, business strategic planning, structuring investment funds, liaison with institutional investors, project management and events affairs and support for website development and maintenance. Despite the economic turmoil, we already have started to generate income for our business consulting services towards the end of 2009 and is looking to improve in 2010, for example, we have received a sum of approximately USD$40,000 in January 2010 for business consulting services provided.

The Company through its subsidiary ChinaE Tech has developed and officially launched a website with the URL www.chinae.com in 2009. The website is specially designed for the funding needs of non-listed enterprises, and the private investment requirements in public equities. The name for the website is “China Equity Platform”. The website is on I2I (investor to investee) portal, which consolidates information about fund-raising projects, investment intentions and professional financial intermediaries. It is run under a membership scheme. Registered members could read through the complete information disseminated on the website and are entitled to other related services to be launched in the future. The aim of the Company is to become the leading platform for non-listed equities market in China, namely providing information source for China’s non-listed assets, an efficient trading platform for non-listed quality assets. Our business incurred expenses in the development of this website and we expect the website to start generating income in the future.

Outlook

Principal Factors Affecting our Financial Performance

We believe that the following factors will continue to affect our financial performance:

Financial Turmoil and Economic Crisis

An important factor that negatively affects our financial condition in 2008-2009 is the unprecedented financial turmoil experienced by the world economy.  The world’s financial markets are severely strained and our business experienced unprecedented challenges, adding greater pressure on our resources and limiting our market opportunities.  As a direct result of the financial turmoil, there has been a halt on all fronts in terms of business development and expansion, thus directly affecting our revenues and profits. Many deals that we expect to complete has been forced to either postpone completion or terminate as a direct result of the financial turmoil. However, the global economy is beginning to pull out of this recession unprecedented in the post World War II era. Financial conditions have improved, as governmental fiscal policy intervention has reduced the risk of systemic collapse and the outlook for world financial conditions, in particular China’s economy in 2010 is forecasted to be positive. We believe that with improved economy in 2010 and with re-gained confidence in financial markets, our business plans can go ahead as planned and we could explore further business opportunities and complete more transactions with our business partners.

Financial Reporting

Albert Wong & Co., Certified Public Accountants have reviewed our interim consolidated balance sheets, related consolidated statements of income, stockholders’ equity and cash flows statement of ChinaE and its subsidiaries as of December 31 2009 and 2008 and for the three month and nine month periods then ended. Albert Wong & Co., has also audited our proforma consolidated balance sheets of the Company and its subsidiaries as of March 31, 2009 and 2008 and the related proforma consolidated statements of income, stockholders’ equity and cash flows for he years then ended.  Albert Wong & Co., conducted their review in accordance with standards established by the Public Company Accounting Oversight Board (United States).

BUSINESS

OVERVIEW

ChinaE is a Chinese hi-tech financial service provider which bridges China and international markets by investing in technology and capital into regional equity institutions, and by aggregating pre-listing company information electronically.  ChinaE plans to be a nationwide equity service platform that provides both online and offline financial services, and is a one-stop-shop for small and medium sized enterprises’ financial and funding needs. Presently, it carries out consulting and investment banking and capital fund-raising services for SMEs.

OUR BACKGROUND HISTORY

ChinaE is incorporated under the laws of the British Virgins Islands, and is a spin-out company of Intermost Corporation (“Intermost”).

Intermost was incorporated as La Med Tech, Inc. under the laws of the State of Wyoming on March 6, 1985.  Intermost later changed its name to Entertainment Concepts International in 1987, to Lord & Lazarus, Inc. in 1988, and then to Utility Communication International, Inc. in 1996.  In October 1998, Intermost acquired all of the issued shares of Intermost Limited (“IML”), a BVI Company.  Following the merger, IML became a wholly-owned subsidiary of Intermost, Intermost changed its name to Intermost Corporation, Intermost terminated all of its prior business activities and adopted IML’s business plan, and the officers and directors of Intermost resigned and were replaced by the officers and directors of IML.  Following the merger, Intermost continued to offer web design and hosting services to customers in China through their subsidiary ChinaE.com Information Technology Ltd.

On March 5, 2008, Intermost formed and organized ChinaE as a subsidiary incorporated in the British Virgin Islands.  At the time of organization, 40,000,000 shares were issued to ten individual shareholders, and 60,000,000 shares were allotted but not issued to Intermost for distribution to individual Intermost shareholders on a pro rata basis. If the public listing of ChinaE is successful, 11 million shares will be distributed to the individual shareholders of Intermost on a pro rata basis.  However, if the public listing of ChinaE is unsuccessful, the 11 million shares would be transferred to the individual shareholders of ChinaE.

On August, 11, 2009, ChinaE completed a spin-off transaction from Intermost and took over all of the equity-related assets and business of Intermost. At the consummation of the spin-off transaction, ChinaE’s shareholding consisted of ten shareholders holding an aggregate of 40,000,000 shares, representing a 39.76% ownership, and Intermost holding 60,000,000 shares, representing a 59.64% ownership.

On July 30, 2009, ChinaE issued 600,000 Common Shares to Sichenzia Ross Friedman Ference LLP in consideration of their provision of legal services.

On December 30, 2009, ChinaE issued 9,500,000 Common Shares for a consideration of $0.05 per share  to13 individual shareholders resulting in an aggregate consideration of $475,000.

On December 31, 2009, ChinaE issued 475,000 Common Shares to 6 individual shareholders and 1 corporate shareholder who have contributed in the pre-listing capital fund raising exercise.

On March 31, 2010, ChinaE issued 300,000 Common Shares to 29 employees and persons of the Company in consideration of their services and contribution to the Company.

On April 12, 2010, ChinaE issued 1,440,000 shares of the Company to 3 directors of the Company as remuneration for the 24 months starting from June 2008 through May 2010.

Currently, ChinaE has two direct subsidiaries: (1) ChinaE.com Investment Consultant (Shenzhen) Co. Ltd; (2) ChinaE.com Technology (Shenzhen) Co. Ltd, and two indirect subsidiaries (1) ChinaE.com Focus Advertising Co. Ltd and (2) ChinaE.com E Commerce Co. Ltd. ChinaE has one associated company, China Shenzhen Hi-Tech Equity Exchange.  ChinaE is in the midst of negotiations to acquire an equity stake in Hainan Special Economic Zone Equity Exchange Center.

PRODUCTS AND SERVICES

Equity Exchange Platform

Equity exchanges are online or electronic platforms that permit privately-owned and state-owned equity transactions.  Subject to the parameters established by the PRC government , equity exchanges provide an online or electronic exchange platform and associated services for the purchase and sale of equity rights, debts, intellectual property rights and technology property rights.  Equity listed on the exchanges may be traded through negotiation, auction and bids.

One of the most effective ways of getting us in a position to form a national platform linking various exchanges is to invest in some of the key exchanges, such as Shenzhen Hi-Tech Equity Exchange and Tianjin OTC, so that through becoming their shareholder and stakeholder, we would have more influence on the exchanges to help them build online technological infrastructure and system for these online exchanges.  Once the exchange are installed with similar data infrastructure, it would become a much easier task to merge the various exchange onto the same national platform and allow trading of private equity and stocks in different parts of country or even overseas online. Through our 15% investment in Shenzhen International Hi-Tech Property Exchange and impending acquisition of a 21% equity stake in Hainan Special Economic Zone Equity Exchange Center, we would have made in-roads into forming a national platform  in Shenzhen and Hainan.  Both Shenzhen International Hi-Tech Property Exchange and Hainan Special Economic Zone Equity Exchange Center are authorized by the government of China to engage in the business of transferring equity and corporate equity interests.

At this time the various equity exchanges in the PRC work, for the most part, independently of one another.  We believe that this is inefficient.  We are in the process of using our software technology to develop, and we hope to eventually implement, an electronic information and trading platform and associated support service for equity exchanges that will enable the flow of information regarding rights transfers, as well as payments, among the different equity exchanges in China, including those owned and operated by  Shenzhen International Hi-Tech Property Exchange and Hainan Special Economic Zone Equity Exchange Center.

As part of the equity exchange platform, we also offer web design, web hosting, domain name registration, software development and office automation software to our clients through Chinae.com Technology (Shenzhen) Co., Ltd, our wholly-owned subsidiary.  We operate within what is commonly referred to as the “business-to-business” segment of the Internet market, where products and services are offered principally to businesses, as compared to the “business-to-consumer” segment of the Internet services market, where products and services are offered to consumers directly.

Consulting

We have been actively conducting business consulting services and advisory services to Chinese SMEs seeking fundraising.  This complements our equity exchange platform business by building up relationships with SMEs.  Our service includes consulting and advisory service, providing strategic business advice, fund raising service, advisory services in the transformation into a joint-stock company, intermediary and agency service linking SMEs with investment banks and institutional investors.

Capital Fund-raising

We provide assistance to SMEs seeking fund raising services.  We seek to understand our client’s capital needs and assist them by means of introducing them to sources of funds e.g. investment banks and individual investors.  The financing may be in the form of a bridge loan or private investment in public equity (“PIPE”).  We have signed approximately 16 contracts in 2009 and 4 contracts in 2008 in relation to our services acting as a fund-raising agency.  Generally, we receive 3-6% of the actual amount involved in the transactions as commission for our services provided.

CUSTOMERS

Our major customers for 2009 and 2008 were Shenzhen Most Network Technology Co., Ltd., Grand TG Gold Holdings Association, Tianjin Equity Exchange Co., Ltd., Intermost Information Technology (Shenzhen) Co., Ltd. and Shaanxi Prosperous Agriculture Limited Company.  There are no long term contracts.  The longest contract term is 5 years.  No customer accounts for more than 10% of annual revenue.

COMPETITION

Equity Exchange Platform

There is no national equity exchange in China.  It has been estimated that there are approximately 200 equity exchanges in China, most of them small in scale and serving only the local area.  There are also a few large equity exchanges serving the largest cities in China, including the Beijing Equity Exchange Center, the Tianjin Equity Exchange Center and the Shanghai Equity Exchange Center.  Even the operations of the large equity exchanges are localized.

Currently, because of the localized nature of equity exchanges, there is not significant competition among them.  However, further development and expansion of other large equity exchanges, or the nationalization of equity exchanges, would be likely to result in an increase in competition.  If that were to happen, it could have a material adverse effect on our ability to attract property owners to list their properties for sale on our exchange and to identify and secure investors or buyers for the properties we list.

The market for internet services and software is intensely competitive and we expect it to become more competitive in the future.  Increased competition could result in pricing pressures, low operating margins and the realization of little or no market value.  Currently, our competitors are primarily other Chinese owned and operated Internet services and software development companies.

Consulting

We face huge competition from numerous consulting and advisory firms in China.  Most of our current and potential competitors may have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do, and may enter into strategic or commercial relationships on more favorable terms than we can.  In addition, new technologies and the expansion of existing technologies may increase competitive pressure on us.

Capital Fund-raising

We face huge competition from firms providing similar assistance to SMEs for fund-raising.  Most of our current and potential competitions may have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do, and may enter into strategic or commercial relationships on more favorable terms than we can.  In addition, new technologies and the expansion of existing technologies may increase competitive pressure on us.

Research and Development

The research and development costs included in general and administrative expenses were nil and $22,710 for the year ended 31 March 2009 and 2008 respectively. Our engineering and technical staff,  including an internet editorial team, are responsible for the research and development of technology and software products for the firm. A lot of our research and development work on software and technology was completed before the spin-off from Intermost in years 2005 and 2006. We anticipate spending more on research and development in the coming year.

Intellectual Property

We have been issued the following intellectual property certificates as evidence of our independent research and development and copyright ownership of certain computer software products.

	Software Products	Date Certificate Issued	Owner of rights	Issuer
Computer Software Authorship Registration Certificates
1. DGY-2005-0893	ChinaE Equity Registration Software V1.0	30 December 2005(For a term of 5 years)	ChinaE.com Technology (Shenzhen) Co., Ltd.	Shenzhen Technology and Telecommunications Bureau
2. DGY-2005-0894	ChinaE Equity Trading Software V1.0
3. DGY-2005-0895	ChinaE Equity Exchange (Web Version) V1.0
Software Products Registration Certificates
1. 2009SR043639	ChinaE Equity Registration Software V1.0	29 September 2009	ChinaE.com Technology (Shenzhen) Co., Ltd.	People’s Republic of China National Copyright Administration Bureau
2. 2009SR043641	ChinaE Equity Trading Software V1.0
3. 2009SR022241	ChinaE Equity Exchange (Web Version) V1.0

The ChinaE Equity Registration Software V1.0 was used by Shenzhen HiTech Stock Exchange from 2007 to 2009.

REGULATION

Since we operate principally through our subsidiaries in China, we are subject to and affected by laws, regulations, administrative determinations, court decisions and similar constraints that apply to business operations located in China.

China has enacted regulations governing Internet connection and the distribution of information via the Internet.  Pursuant to Article 6 of the Revised Provisional Regulations Governing the Management of Chinese Computer Information Networks Connected to International Networks, individuals or entities operating computer networks within China, which are connected to the Internet and conduct international information exchange, must use the international access channels provided by the Ministry of Information Industry (“MII”) and obtain various licenses and approvals.  Our relevant subsidiaries have secured the necessary licenses and approvals, and access the Internet through ChinaNet, an approved channel of MII.

The operation of our equity exchange will be largely dependent upon the development of China’s policies and laws relating to the transfer of private and state-owned equity.  The transfer and management of state-owned equity are subject to the supervision of the Administrative Bureau of State-owned Assets, whereas the equity of privately-owned enterprises must be transferred in compliance with the Company Law and related regulations.

According to the Provisional Procedures on the Administration of the Transfer of State-owned Equity in Enterprises, all the transfers of state-owned equity must be carried out through duly authorized equity exchange centers.  NSB and Xi’an Assets and Equity Exchange have secured the necessary licenses and approvals for their operations and qualify to transfer state-owned equity.

We work diligently to assure compliance with all applicable regulations which impact our business, including cooperating with the MII, the Ministry of Public Security and the Administrative Bureau of State-owned Assets.  There can be no assurance, however, that additional regulations will not be enacted that might adversely affect our operations.

EMPLOYEES

As of January 30, 2010, we employed 22 full-time employees consisting of 4 management executives, 6 engineering and technical staff, 8 administrative and clerical staff, and 4 project management staff.  None of our employees are members of any labor union, and we have never experienced any business interruption as a result of any labor disputes.  We do not provide any special benefit or incentive programs for our employees.  We believe that we enjoy good relations with all of our employees.

PROPERTIES

All land belongs to the State in PRC. Enterprises and individuals can pay the State a fee to obtain a right to use a piece of land for commercial purpose or residential purpose for an initial period of 50 years or 70 years, respectively. The land use right can be sold, purchased, and exchanged in the market. The successor owner of the land use right will reduce the amount of time which has been consumed by the predecessor owner.

Chinae.com Technology (Shenzhen) Co., Ltd. has signed a tenancy agreement with Dongxin Lin to lease an office space located at Room 1506, Rongchao Landmark, 40238 Jingtian Road, Futian District, Shenzhen, the People’s Republic of China 518040.  The office space is about 121.22 square meters and the total rental per month is RMB 15,153 (approximately $2,229).  The term of the lease is from November 20, 2008 through April 19, 2011.

Chinae.com Investment Consultant (Shenzhen) Co., Ltd.  has signed a tenancy agreement with Dongxin Lin to lease an office space located at Room 1508, Rongchao Landmark, 40238 Jingtian Road, Futian District, Shenzhen, the People’s Republic of China 518040.  The office space is about 121.22 square meters and the total rental per month is RMB 15,153 (approximately $2,229).  The term of the lease is from November 20, 2008 through January 19, 2011.

Chinae.com E-Commerce Co., Ltd. has signed a tenancy agreement with Lianna Wu to lease an office space located at Room 1509A, Rongchao Landmark, 40238 Jingtian Road, Futian District, Shenzhen, the People’s Republic of China 518040.  The office space is about 155.69 square meters and the total rental per month is RMB 17,126 (approximately $2,519).  The term of the lease is from April 20, 2008 through April 19, 2011.

Chinae.com Advertising Co., Ltd. has signed a tenancy agreement with Lianna Wu to lease an office space located at Room 1509B, Rongchao Landmark, 40238 Jingtian Road, Futian District, Shenzhen, the People’s Republic of China 518040.  The office space is about 155.69 square meters and the total rental per month is RMB 17,126 (approximately $2,519).  The term of the lease is from April 20, 2008 through April 19, 2011.

These are all our current offices and there are no plans of expansion and are sufficient for our purposes.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our current directors and executive officers, their ages and positions are as follows:

Name	Age	Position(s)
Deng Xiang Xiong	44	CEO & Chairman of the Board
Yu Jie Yun	45	Chief Financial Officer
Pai Chia-Hui (Fred C.H. Peck)	57	Director
Zhang Juhui	51	Director

Below is a summary of the business experience of each of our executive officers and directors:

Deng Xiang Xiong

Deng Xiang Xiong was appointed to be the Chairman and CEO of the Company on March 5, 2008.  Prior to that, Mr. Deng served as a director of Intermost from December 6, 2005 and was appointed as Acting Chief Executive Officer on Aug 8, 2006.  He is also currently the Vice-Chairman of Shenzhen International Hi-Tech Equity Exchange and an independent director of LJ International, Inc.  Mr. Deng received his Bachelor in Law degree from Shenzhen University, and obtained an MBA from Shanghai Jiao Tong University.  He was also the former general manager of a number of state-owned and private enterprises.  He has successfully contrived and carried out many influential capital management projects and has extensive experience in capital management and investment banking.

Yu Jie Yun

Yu Jie Yun was appointed to be the CFO of the Company on December 1, 2009.  Prior to that Yu Jie Yun served as the Financial Controller of Zhuhai Jintaihe Investment Guarantee Limited from October 2008 to November 2009.  Ms. Yue also formerly served as Financial Controller from June 2003 – September 2008 at the Bank of China Gorup Insurance Co., Ltd.  Ms. Yu received her Bachelor Degree of Business Administration from Shenzhen University.

Fred C.H. Peck

Fred C.H. Peck was appointed to serve on the board of directors on March 5, 2008.  Mr. Peck served as a funds manager, transaction superintendent and vice president of Boston Bank Taiwan Branch. He has over 15 years experience in portfolio investment, risk investment, capital management, fundraising, acquisition and merger, project fund raising privatization.

Zhang Juhui

Ms. Zhang was appointed to serve on the board of directors on March 5, 2008.  Ms. Zhang formerly served as Legal Counsel – China Affairs in a US law firm and has been engaging in law business for over 20 years. She has professional experience in mergers and acquisitions, corporate restructuring, overseas funding and listing. Ms. Zhang also has a Bachelor of Law degree and a Master of Public Administration degree.

Composition of the Board

Our board of directors consists of three directors.  A director is not required to hold any shares in our company by way of qualification. Unless disqualified by the Chairman, a director may vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration.  Subject to our memorandum and articles of association the directors may exercise all the powers of our company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever outright or as security for any debt, liability or obligation of our company or of any third party.  We intend to have a majority of independent directors serving on our board of directors within one year of this offering.

Save as otherwise reported above, none of our directors hold directorships in other reporting companies.

None of our directors is an “independent director” under the Rules of NASDAQ, Marketplace Rule 5605(a)(2).

There are no family relationships among our directors or officers.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Duties of the Board

Under BVI Law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests.  Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.  In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time.  A shareholder has the right to seek damages if a duty owned by our directors is breached.

The functions and powers of our board of directors include, among other things:

•	Convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
•	Declaring dividends and distributions;
•	Appointing officers and determining the term of office of officers;
•	Subject to our memorandum and articles of association exercising the borrowing powers of our company and mortgaging the property of our company; and
•	Approving the transfer of shares of our Company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by the board of directors and shall hold office until their successors are duly appointed.  Any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution by the board of directors.  Any vacancy occurring in any office of the Company may be filled by resolution of the board of directors.

Committees of the Board of Directors

We currently do not have standing audit, nominating or compensation committees.  Our entire board of directors handles the functions that would otherwise be handled by each of the committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Audit Committee

We currently do not have a standing audit committee.  Our entire board of directors handles that functions that would otherwise be handled by this committee.  We intend, however, to establish an audit committee as soon as practicable.  We envision that the audit committee will be primarily responsible for, among other things:

•	Selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•	Reviewing with our independent auditors any audit problems or difficulties and management’s response to such audit problems or difficulties;

•	Reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	Discussing the annual audited financial statements with management and our independent auditors;

•	Reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	Annually reviewing and reassessing the adequacy of our audit committee charter;

•	Such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	Meeting separately and periodically with management and our internal and independent auditors; and

•	Reporting regularly to the full board of directors.

Compensation Committee

We currently do not have a standing compensation committee.  Our entire board of directors handles that functions that would otherwise be handled by this committee.  We intend, however, to establish an audit committee as soon as practicable.  We envision that the audit committee will be primarily responsible for, among other things:

•	Approving and overseeing the compensation package for our executive officers;

•	Reviewing and making recommendations to the board with respect to the compensation of our directors;

•
Reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

•
Reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating Committee

We currently do not have a nominating committee.

The purpose of the nominating committee of the board of directors is to assist the board of directors in identifying and recruiting qualified individuals to become board members and select director nominees to be presented for board and/or stockholder approval. Our entire board of directors handles that functions that would otherwise be handled by this committee.

Code of Ethics

We have not adopted a Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002.  A Code of Ethics is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made;

•	Compliance with applicable governing laws, rules and regulations;

•	The prompts internal reporting of violations of the Code to the appropriate person or persons; and

•	Accountability for adherence to this Code.

The Code requires the highest standard of ethical conduct and fair dealing of our Chief Financial Officer.  While, per Sarbanes-Oxley, this policy is intended to only cover the actions of the Chief Financial Officer, we expect our other officers, directors and employees to also review the Code and abide by its provisions when it is so enacted.  We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders.

Our Chief Financial Officer is committed to conducting business in accordance with the highest ethical standards.  Our Chief Financial Officer must comply with all applicable laws, rules and regulations.  Furthermore, our Chief Financial Officer must not commit an illegal or unethical act, or instruct or authorize others to do so.

RELATED PARTY TRANSACTIONS

All ongoing and future transactions between us and any of our officers and directors and their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. We will not enter into a business combination or invest alongside any of our directors, officers, any affiliate of ours or of any of our directors or officers or a portfolio company of any affiliate of our directors or officers.

On December 20, 2009 and December 22, 2009, we entered into Consulting Services Agreements with Intermost, our single and largest shareholder. Pursuant to the Consulting Services Agreements, we are acting as agent and exclusive consultant to introduce projects to Intermost. Upon successful completion of such projects, Intermost will pay us a commission of 3% of the project cost as success fees.

QUALIFICATION

A director is not required to hold any shares as a qualification to office.

DIRECTORS AND EMPLOYMENT AGREEMENTS

 In accordance with Section 113(1) of the BVI Business Companies Act, the first registered agent of the Company Offshore Incorporations Limited appointed our three directors who were appointed to office on 5 March 2008. There are no formal employment agreements for the directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during the last fiscal year, and each other executive officer whose total cash compensation exceeds $100,000.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SAR (#)	LTIP Payouts	All Other Compensation
Deng Xiang Xiong	2009	12,000	-	-	-	-	-	-
Fred C.H. Peck	2009	12,000	-	-	-	-	-	-
Zhang Juhui	2009	12,000	-	-	-	-	-	-

Per the above referenced Board Resolutions, commencing in June 2008, each director will be compensated $1,000 USD per month.  Prior to the spin-off, each director’s compensation was paid by stock and accrued until the completion of the spin-off.  At the consummation of the spin-off transaction, the accrued compensation was converted to the Company’s common stock at $0.25 per share or at the price of additional offering.  After the Company completes its listing on the OTCBB, each director will be paid in cash.

On April 12, 2010, ChinaE issued 1,440,000 shares of the Company to 3 directors of the Company as remuneration for the 24 months starting from June 2008 through May 2010.

Option Grants in the Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors in the fiscal year of 2008 and 2009.  As of January 2010, none of our executive officers or directors owned any of our derivative securities.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

As of April 30, 2010, none of our executive officers or directors owned any of our derivative securities.

Stock Options Scheme

Pursuant to a board resolution dated December 31, 2009, the board authorized Director Deng Xiang Xiong to issue stock options as an incentive to the management team and employees.  The issued amount of Stock Options shall not exceed 5% of 110,100,000 (total current shares as at December 30, 2009), that is not over 5,505,000 shares, and can be issued by several times according to the actual situation and necessity.  The stock Option’s exercise price can be equal to or not less that USD0.05/share.  The issuance and exercise of Stock Options must fulfill the following criteria: a) Stock Options may be issued only after six months from the date of the company being listed; b) The right can be exercised only after 6 months from the date of Stock Options being issued; c) The right is valid within 3 years from the date of the right can be exercised.
As of April 30, 2010, no stock options have ever been issued.

PRINCIPAL SHAREHOLDERS

The table below sets forth information with respect to the beneficial ownership, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of our shares, as of the date of this prospectus, an assuming no purchase of Common Shares in this offering by:

•	Each person or entity known to us to be a beneficial owner of more than 5% of our shares;

•	Each of our directors and executive officers; and

•	All of our directors and executive officers as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them.  The address of each of the persons set forth below is in care of Carmen Liu, China Equity Platform Holding Group Limited, Room 1506-1509, Rong Chao Landmmark, 4028 Jin Tian Road, Futian District Shenzhen, PRC China 518026.

		Approximate Percentage of Outstanding Shares
Name and Address	Number of Shares Beneficially Owned	Before Offering	After Offering

Fang, Ming Dong	6,500,000	0.0579	0.0579
Fang, Jin Kui	1,552,000	0.0138	0.0138
Guo, Lan Cheng	7,948,000	0.0708	0.0708
Zhuang, Heng Heng	4,000,000	0.0356	0.0356
Pan, Xiao Lin	8,000,000	0.0712	0.0712
Deng, Xiang Juan	6,000,000	0.0534	0.0534
Lee, Siu Chow	2,000,000	0.0178	0.0178
Hon, Ngai	1,000,000	0.0089	0.0089
Cheung, Yim	1,000,000	0.0089	0.0089
Ng, Ngan	2,000,000	0.0178	0.0178
Intermost Corporation 5204 Central Plaza, 18 Harbour Road, Wanchai,Hong Kong	60,000,000	0.5342	0.5342
Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor, New York, NY 10006	600,000	0.0053	0.0053
Ni, Shun Qing	1,015,000	0.0090	0.0090
Chen, Jiang	1,200,000	0.0107	0.0107
Li, Ji Xia	100,000	0.0009	0.0009
Fung, Pan	800,000	0.0071	0.0071
Zheng, Ke Chun	800,000	0.0071	0.0071
Yang, Jian	300,000	0.0027	0.0027
Chen, Hui Xian	100,000	0.0009	0.0009
Chen, Qian Li	600,000	0.0053	0.0053
Hao, Nan Nan	300,000	0.0027	0.0027
Zhang, Jun	200,000	0.0018	0.0018
Wu, Ying Jie	608,000	0.0054	0.0054
Deng, Yu Jie	508,000	0.0045	0.0045
Bai, Xin Jian	3,000,000	0.0267	0.0267
Wu, Ming Zhen	170,000	0.0015	0.0015
Acacia International Group Limited Block 10, 6/F., 51 Smithfield Road, Hong Kong	100,000	0.0009	0.0009
Chen, Roger Guan Cheng	90,000	0.0008	0.0008
Lin, Ming Chao	65,000	0.0006	0.0006
Tan, Jian Ping	50,000	0.0004	0.0004
Liu, Xiao Ying	40,000	0.0004	0.0004
Liang, Qu Bo	12,000	0.0001	0.0001
Deng, Xiang Xiong	500,000	0.0045	0.0045
Fang, Ang Zhen	20,000	0.0002	0.0002
Yu, Jie Yun	15,000	0.0001	0.0001
Guo, Gang	10,000	0.0001	0.0001
Dong, Bo	10,000	0.0001	0.0001
Wu, Yu	10,000	0.0001	0.0001
Wang, Xin Mei	7,000	0.0001	0.0001
Wan, Jie	7,000	0.0001	0.0001
Wu, Zhi Feng	5,000	0.0000	0.0000
Chen, Xian Zhong	5,000	0.0000	0.0000
Lin, Hong	7,000	0.0001	0.0001
Sun, Ju	7,000	0.0001	0.0001
He, Xiao Hang	7,000	0.0001	0.0001
Pan, En Zhou	8,000	0.0001	0.0001
Wang, Shou Ren	8,000	0.0001	0.0001
Zhou, Cai Yi	23,000	0.0002	0.0002
Zhu, Min Xiong	8,000	0.0001	0.0001
Zou, Xian Dong	8,000	0.0001	0.0001
Wang, Chong	8,000	0.0001	0.0001
Chen, Zhi Min	8,000	0.0001	0.0001
Mao, Qing Mei	8,000	0.0001	0.0001
Lai, Wei Min	8,000	0.0001	0.0001
Pai, Chia-Hui (also known as Fred C.H. Peck)	480,000	0.0043	0.0043
Zhang, Ju Hui	480,000	0.0043	0.0043

DESCRIPTION OF SECURITIES

Set forth below is information concerning our share capital and a brief summary of the material provisions of our memorandum and articles of association with the material applicable laws of the BVI.

We were incorporated in the British Virgin Islands on March 5, 2008 under The BVI Companies Act of 2004 (the “Act”).  As of the date hereof, our authorized share capital is 500,000,000 shares of a single class, par value US$ 0.01.

SHARES

As of the date of this prospectus, there were 112,315,000 shares outstanding held by fifty-six (56) shareholders of record, and 60,000,000 shares issued to Intermost Corporation.  Upon the closing of this offering, there will be 112,315,000 shares outstanding.  Holders of our shares have no preemptive rights to purchase additional shares or other subscription rights.  Our shares carry no conversion rights and are not subject to redemption or to any sinking fund provisions.  All of our shares are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by our board of directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to out stockholders.

Our board of directors is authorized to issue additional shares not to exceed the amount authorized by our Articles of Association, on such terms and conditions and for such consideration as our board may deem appropriate without further stockholder action.

VOTING RIGHTS ATTACHED TO THE SHARES

Each share in the Company confers upon the shareholder: (i) the right to one vote at a meeting of the shareholders of the Company or on any Resolution of Shareholders; (ii) the right to an equal share in any dividend paid by the Company; and (iii) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

The Company may by a Resolution of Directors, redeem, purchase or otherwise acquire all or any of the shares in the Company subject to the Articles of Association.

DIVIDEND POLICY

Holders of our shares are entitled to dividends if declared by the board of directors out of funds legally available therefore.  We do not anticipate the declaration or payment of any dividends in the foreseeable future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.  Therefore, there can be no assurance that any dividends of any kind will ever be paid.

VARIATION OF RIGHTS OF SHARES

If at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued shares in that class.

VOTING RIGHTS

Each ordinary share confers on the shareholder the right to one vote at a meeting of the members or on any resolution of members on all matters before our shareholders.

RIGHTS IN THE EVENT OF WINDING UP

The holder of each ordinary share is entitled to an equal share in the distribution of the surplus assets of us on a winding up.

REDEMPTION

We may purchase, redeem or otherwise acquire and hold its own shares with the consent of members whose shares are to be purchased, redeemed or otherwise acquired unless we are permitted by the BVI Companies Act, 2004  or any provision of the amended and restated memorandum of association or the amended and restated articles of association to purchase, redeem or otherwise acquire the shares without their consent. We may only offer to acquire shares if at the relevant time the directors determine by resolution of directors that immediately after the acquisition the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.

The directors may make an offer to purchase, redeem or otherwise acquire shares issued by us if the offer is (i) an offer to all members that would, if accepted, leave the relative voting and distribution rights of the members unaffected and affords each member a reasonable opportunity to accept the offer; or (ii) an offer to one or more members which either (1) all members have consented to in writing or (2) the directors have passed a resolution of directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to us and to the remaining members, and setting out the reasons for their opinion.

We may purchase, redeem or otherwise acquire our shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of the amended and restated memorandum and articles of association or a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

CHANGES IN THE RIGHTS OF SHAREHOLDERS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not we are being wound-up, must be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

MEETINGS

An annual meeting of members must be held each year at such date and time as may be determined by the directors.  The directors shall call a meeting of the members if requested in writing to do so by members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is being held.  No less than ten days and not more than sixty days notice of meetings is required to be given to members.

A meeting of members is properly constituted if at the commencement of the meeting there are two (2) members present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting.

A member shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

An ordinary resolution of members is a resolution approved at a duly constituted meeting of members by the affirmative vote of a simple majority of the votes cast by such members entitled to vote and voting on the resolution.  A special resolution of members is a resolution passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given, Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given.  A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Act.

The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

A member may be represented at a meeting of members by a proxy (who need not be a member) who may speak and vote on behalf of the member.  A written instrument giving the proxy such authority must be produced at the place appointed for such purpose not less than 48 hours before the time for holding the meeting.

NO LIMITATIONS ON OWNERSHIP OF SECURITIES

There are no limitations on the right of non-residents or foreign persons to own our securities imposed by BVI law or by our amended and restated memorandum and articles of association.

CHANGE IN CONTROL OF COMPANY

A special resolution of members is required for us to issue our shares or securities convertible into our shares resulting in our change of control.  Additionally, the board of directors is empowered to issue preferred shares with such rights attaching to them as they decide and such power could be used in a manner that would delay, defer or prevent a change of control of our company.

OWNERSHIP THRESHOLD

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by BVI law or by our amended and restated memorandum and articles of association.

CHANGES IN CAPITAL

Subject to the provisions of the amended and restated memorandum and articles of association, the Act and the rules of the Designated Stock Exchange, our unissued shares shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine.

Subject to the provisions of the memorandum of association relating to changes in the rights of shareholders and the powers of directors in relation to preferred shareholders, we may, by a special resolution of members, amend our memorandum of association to increase or decrease the number of ordinary shares authorized to be issued.

PREFERRED SHARES

Our directors are empowered to authorize by resolution or resolutions from time to time, without the approval of our shareholders, the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Act.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

Our preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our company. There are no preferred shares outstanding and we do not currently intend to issue any preferred shares.

DIFFERENCES IN CORPORATE LAW

 The Company Law of the BVI differs from laws applicable to U.S. corporations and their shareholders.  Set forth below is a summary of the significant differences between the provisions of the companies law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for minority shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders.  Corporate actions taken by majority and controlling shareholders which are unreasonable and materially detrimental to the interests of minority shareholders may be declared null and void.  Minority shareholders may have less protection for their rights under BVI law than they would have under U.S. law.

Powers of directors

Unlike most U.S. jurisdictions, the directors of a BVI company, subject in certain cases to court approval but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any Company asset, property, part of the business, or securities, with the exception that shareholder approval is required for the disposition of over 50% in the value of our total assets.

Conflict of interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which we are to enter into, he must disclose it to our board.  However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of us, or do any other thing in his capacity as a director, that relates to the transaction.

Written consent and cumulative voting

Similar to the laws of most U.S. jurisdictions, under BVI law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting.  BVI law does not make a specific reference to cumulative voting, and our current Memorandum and Articles of Association have no provisions authorizing cumulative voting.

Independent directors

There is no requirement for a majority of our directors to be independent as a matter of BVI law.

Redemption

Our ordinary shares are not redeemable at a shareholder’s option.  We may redeem our shares only with the consent of the shareholders whose shares are to be redeemed, except that the consent from the shareholders whose shares are being redeemed is not needed when (i) they are subject to compulsory redemption by us following our receipt of a written request by a shareholder or shareholders holding 90% of the votes of the outstanding ordinary shares entitled to vote that such shares be redeemed or (ii) if the directors make an offer to purchase, redeem or otherwise acquire shares that we have issued and such offer is an offer to one or more members which either (1) all members have consented to in writing or (2) the directors have passed a resolution of directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to us and to the remaining members, and setting out the reasons for their opinion..

Takeover provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable.  For instance, our directors are empowered to amend the relevant provisions of the memorandum of association for the purposes of creating new classes or series of shares and the rights attached thereto and may amend the articles of association to take into account any ancillary changes required, provided that the directors do not, however, have the power to amend the memorandum and articles of association to (a) restrict the rights or powers of the members to amend the memorandum or articles of association, (b) to change the percentage of members required to pass a resolution to amend the memorandum and articles of association, or (c) in circumstances where the memorandum or articles of association cannot be amended by the members.

Shareholder’s access to corporate records

Pursuant to the Act, a shareholder is entitled, on giving written notice to us, to inspect our (i) Memorandum and Articles of Association; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which the shareholder is a member.

The directors may, if they are satisfied that it would be contrary to our interests to allow a member to inspect any document listed above (or any part thereof), deny or limit the inspection of the document.

Indemnification

We shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of us; or (ii) is or was, at our request, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.  To be entitled to indemnification, these persons must have acted honestly and in good faith and in what they believe to be our best interest, and in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers and similar arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the Act.  A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company.  In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on the plan even if he has a financial interest in the plan of merger of consolidation, in order for the resolution to be valid, the interest must have been disclosed to our board forthwith upon him becoming aware of such interest.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment.  In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company, but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof.  Furthermore, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset.  As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

Dissenter Rights

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation.  A shareholder properly exercising his dissent rights is entitled to payment of the fair value of their shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder.  If the merger or consolidation is approved by the shareholders, we must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting.  Such shareholders then have 20 days to give us their written election in the form specified by the BVI Business Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares.  As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, we must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value.  We and the shareholders then have 30 days to agree upon the price.  If we and a shareholder fail to agree on the price within the 30 days, then we and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser.  These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

 Shareholders’ suits

Similar to the laws of most U.S. jurisdictions, BVI law permits derivative actions against its directors.  However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

The court of the BVI may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company.  In determining whether to grant leave, the High Court of the BVI must take into account (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the BVI is satisfied that (i) we do not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in our interests that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Transfer Agent and Warrant Agent

The transfer agent for our securities is OTC Stock Transfer, Inc.

TAXATION

The following summary of the material British Virgin Islands and U.S. federal income tax consequences of an investment in shares and warrants is based upon laws and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change.  This summary does not deal with all possible tax consequences relating to an investment in our shares and warrants, such as the tax consequences under state, local and other tax laws.  The People’s Republic of China income tax, sales tax and value added tax are also extracted to summarize the tax law of the operating country of the Company.

BRITISH VIRGIN ISLANDS TAXATION

In the British Virgin Islands there are no capital gains or capital transfer tax, no inheritance tax, and no sales tax or VAT. There are stamp duties on certain transactions, and property taxes.

Income tax (now abolished) was levied on the chargeable income of resident BVI Companies Act Companies. As applied to a company, 'resident' meant that the management and control of its business was exercised from the BVI. Normally, if more than half of the directors are resident in the BVI, then so is the company. There were three possible cases:

•	The company was resident, in which case it paid income tax of 15% on its world-wide chargeable income;
•	The company was non-resident, in which case it paid 15% income tax on its chargeable income arising in or remitted to the BVI; or
•
The company was resident but was an 'offshore trading company', meaning that 90% of its profits arise from activity conducted outside the BVI, and it paid tax at the rate of 1% on its world-wide income.

Chargeable income was assessed after deduction of expenses; tax credits were allowed on foreign tax paid in treaty countries and certain other countries.

UNITED STATES FEDERAL INCOME TAXATION

General

The following are the material- U.S. federal income tax consequences of the acquisition, ownership, and disposition of our shares and warrants issued pursuant to this offering. The discussion below of the U.S. federal income tax consequences to U.S. Holders will apply if you are a beneficial owner of shares or warrants and you are for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;
•
A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
A trust if: (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a Non-U.S. Holder for purposes of this discussion. The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a person’s decision to purchase our shares and warrants. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances, and this discussion addresses only persons that acquire our shares and warrants as part of units upon their original issuance pursuant to this offering and assumes that each of our shares and warrants trade separately. In particular, this discussion considers only holders that will own our shares and warrants as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

• Financial institutions or “financial services entities”;

• Broker-dealers;

• Taxpayers who have elected mark-to-market accounting;

• Tax-exempt entities;

• Insurance companies;

• Regulated investment companies;

• Certain expatriates or former long-term residents of the United States;

• Persons that actually or constructively own 10.0% or more of our shares;

• Persons that hold our shares or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

• Persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares or warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares and warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A partnership holding our shares or warrants, as well as each partner in such partnership, is advised to consult with its own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares and warrants.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or IRS, as to any U.S. federal income tax consequence described below. The IRS may disagree with the description herein, and its determination may be upheld by a court.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR INVESTOR MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SHARES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL INCOME TAX LAWS.

Allocation of Purchase Price Between Shares and Warrants

For U.S. federal income tax purposes, an investor generally must allocate the purchase price of a unit between the ordinary share and the warrant that comprise the unit based on the relative fair market value of each at the time of issuance. The price allocated to each ordinary share and each warrant generally will be the investor’s tax basis in such share or warrant, as the case may be. The amount initially allocated to an ordinary share will be treated as an amount allocated to an interest in a partnership (sometimes referred to herein as an “Interest”) for U.S. federal income tax purposes. Following the closing, we will advise each investor of our allocation of the purchase price for a unit between the Interest and warrant components. While the issue is uncertain, the IRS, by analogy to rules relating to the allocation of the purchase price to components of a unit consisting of debt and equity, may take the position that our allocation of the purchase price will be binding on an investor of a unit, unless the investor explicitly discloses in a statement attached to the investor’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit that the investor’s allocation of the purchase price between the Interest and the warrant that comprise the unit is different than our allocation. Our allocation is not, however, binding on the IRS.

Each investor is advised to consult their tax advisor with respect to the risks associated with an allocation of the purchase price between the Interest and the warrant that comprises a unit that is inconsistent with our allocation of the purchase price.

U.S. Holders

Taxation of Operations and Distributions

As a partnership for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax. Instead, each U.S. Holder of an Interest generally will be required to report on its U.S. federal income tax return its distributive share of our income, gain, loss, deduction, credit and tax preference items, and to include such items in computing such U.S. Holder’s U.S. federal income tax liability. See “Taxation of distributions paid by foreign subsidiary,” below for certain tax issues relating to distributions paid to us by a foreign corporate subsidiary that we may form. We will endeavor to provide each such U.S. Holder with the information relating to our company that is necessary for the U.S. Holder to file its U.S. federal income tax return.

Each U.S. Holder of an Interest generally will be subject to U.S. federal income tax on its distributive share of our taxable income or gain (which, however, in general, will not include the income from any tax-exempt money market accounts in which we invest), regardless of whether such U.S. Holder receives any distribution from us. Thus, in any year, such U.S. Holder’s distributive share of taxable income from us (and, possibly, the taxes imposed on that income) could exceed the amount, if any, that such holder receives as a distribution from us. In addition, there may be limitations on such U.S. Holder’s ability to deduct its share of our losses or expenses for U.S. federal income tax purposes.

Cash distributions (other than in complete liquidation of a U.S. Holder’s Interest), to the extent they do not exceed a U.S. Holder’s tax basis in its Interest, should not result in taxable income to the U.S. Holder, but will reduce the U.S. Holder’s tax basis in its Interest by the amount distributed. A U.S. Holder’s tax basis in its Interest generally will be equal to the amount initially paid for the Interest, plus prior allocations of income from us, including tax-exempt income, and less any prior allocations of losses from us, and prior cash distributions received from us and the tax basis of any property received in any prior property distributions from us.

Subject to the PFIC rules discussed below, cash distributed to a U.S. Holder in excess of the tax basis in its Interest generally would be taxable as capital gain. A distribution of property other than cash generally will not result in taxable income or loss to the U.S. Holder to whom it is distributed or to us. A U.S. Holder’s tax basis in such property received generally will be equal to our tax basis in the property immediately before the distribution.

Under the Code, certain distributions of marketable securities are treated as distributions of cash under the above rules. However, distributions of marketable securities will not be treated as cash distributions if made by an investment partnership, which has never engaged in a trade or business and substantially all of whose assets consist of investment-type assets (including money, stock and evidences of indebtedness), to a partner whose contribution to the partnership consisted only of such investment-type assets. We expect that we will qualify for this investment partnership exception and, therefore, any distributions of marketable securities by us to a U.S. Holder in respect of its Interest should not be treated as cash distributions to such holder for U.S. federal income tax purposes.

Tax elections; Tax Audits

All tax decisions and elections for us generally will be made by our board of directors or by an appropriate officer designated by our board of directors. Our board also will designate a person to act as our Tax Matters Partner. The Tax Matters Partner will have considerable authority to make decisions affecting the tax treatment and procedural rights of all U.S. Holders.

Liquidation of Our Company or of a U.S. Holder’s Interest

Generally, subject to the PFIC rules discussed below, upon a liquidation of our company or of a U.S. Holder’s Interest (including pursuant to the exercise by such holder of its right to have its Interest redeemed by us), any gain or loss recognized by a U.S. Holder by reason of a distribution to the U.S. Holder in connection with such liquidation generally will be considered as capital gain or loss from the sale or exchange of its Interest. Such gain will be recognized to the extent that any money distributed (or deemed distributed) exceeds the U.S. Holder’s tax basis in its Interest. In general, a loss will be recognized only if the U.S. Holder receives no property from us other than money and only to the extent the U.S. Holder’s tax basis for its Interest exceeds the money distributed (or deemed distributed) to such holder in the liquidation. Generally, a U.S. Holder’s tax basis in any property (other than cash) received in liquidation of its Interest would be equal to the tax basis in its Interest, reduced by any money received (or deemed received) in the liquidation.

Any capital gain or loss recognized by a U.S. Holder in connection with the liquidation of its Interest generally will be treated in the same manner as discussed below under “— Taxation on the disposition of interests and warrants.”

Taxation on the Disposition of Interests and Warrants

Upon a sale or other taxable disposition of an Interest (other than in connection with a complete liquidation of an Interest, as discussed above) or of warrants to acquire an Interest, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Interest or warrants, as the case may be. See “— Exercise or lapse of a warrant” below for a discussion regarding a U.S. Holder’s tax basis in the Interest acquired pursuant to the exercise of a warrant.

Capital gains recognized by a U.S. Holder generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15.0% for taxable years beginning before January 1, 2011, and 20.0% thereafter. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the property sold exceeds one year. The deductibility of capital losses is subject to various limitations. Capital gain or loss recognized by a U.S. Holder upon a disposition of an Interest or warrants to acquire an Interest generally will constitute income or loss from sources within the United States for foreign tax credit limitation purposes.

Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. An Interest acquired pursuant to the exercise of a warrant for cash will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such Interest generally will begin on the day after the date of exercise of the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. U.S. Holders who are permitted to and do elect to exercise a warrant other than by paying the exercise price in cash should consult their own tax advisors regarding the tax treatment of such an exercise, which may vary from that described above.

Upon the lapse of a warrant, we generally will recognize income equal to the amount paid for the warrant. Under current law, it is not entirely clear whether such income should be treated as capital gain or ordinary income, or if it is capital gain, whether such gain will be short-term or long-term. While we currently intend to take the position that such income would be capital gain and not ordinary income for U.S. federal income tax purposes, each U.S. Holder is urged to consult with its own tax advisor concerning the tax consequences in connection with a lapse of our warrants.

Foreign Partnership Reporting Requirements

Certain U.S. Holders will be required to file IRS Form 8865 (Return of U.S. Persons With Respect to Certain Foreign Partnerships) reporting transfers of cash or other property to us and information relating to us, including information relating to the U.S. Holder’s ownership interest in us and, in certain circumstances, the names and addresses of certain of the other U.S. Holders. Substantial civil penalties may be imposed upon a U.S. Holder that fails to comply with these reporting requirements. Each U.S. Holder is urged to consult with its own tax advisor regarding these reporting requirements.

Tax Shelter Reporting and Recordkeeping Requirements

The Code contains certain provisions relating to “reportable transactions.” If applicable to our company (or any of the transactions undertaken by us, such as our investments), these provisions may require U.S. Holders that are required to file U.S. federal income tax returns (and in some cases, certain direct and indirect interest holders of certain U.S. Holders) to disclose to the IRS information relating to us and our transactions (or any of such transactions), and to retain certain documents and other records related thereto. These provisions may also require certain advisors to us to disclose the existence of a reportable transaction. Although we do not believe that the subscription for an investment in us is a reportable transaction, there can be no assurance that the IRS will not take a contrary position. In addition, there can be no assurance that an investment in us will not become a reportable transaction for U.S. Holders in the future, for example, if we generate certain types of losses that exceed prescribed thresholds. It is also possible that a transaction undertaken by us will be a reportable transaction for U.S. Holders. Substantial penalties may be imposed on taxpayers who fail to comply with these provisions. U.S. Holders should consult with their own tax advisors concerning the application of these reporting obligations.

Tax and Reporting Issues as to Formation of Foreign Subsidiary

At some time prior to the announcement of a potential business combination, we may form a foreign (non-U.S.) subsidiary, or the Foreign Subsidiary, which will be treated as a corporation for U.S. federal income tax purposes. Also, at some time prior to, or in connection with, a business combination, we may make one or more transfers of all or substantially all of our assets to the Foreign Subsidiary. In connection with each such transfer, for U.S. federal income tax purposes, a U.S. Holder of an Interest generally will be deemed to have transferred a proportionate share of our assets to the Foreign Subsidiary and will recognize a proportionate share of gain (but not loss) to the extent of any appreciation in any of such assets (in other words, the excess of the fair market value of an asset over our tax basis in such asset) at the time of the transfer. In addition, certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report the deemed transfers of assets. Substantial civil penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement.

Following the formation of, and transfers to, the Foreign Subsidiary, if we were to then liquidate our company or merge our company into the Foreign Subsidiary, as provided in the warrant agreements, the Foreign Subsidiary will assume our obligations under the warrants (see “Description of securities — Warrants”), and a U.S. Holder of a warrant will have the right, under certain conditions, to exercise the warrant for shares in the Foreign Subsidiary (and not for an Interest in us). While not free from doubt, we believe that this assumption and right (which is provided for under the original terms of the warrant) should not result in a taxable event to such U.S. Holder or to our company. Such U.S. Holder, however, may be subject to the PFIC rules in respect to such warrant, as discussed below.

At this time, while we do not expect that a material amount of gain would be recognized by U.S. Holders in connection with the formation of, and transfers to, the Foreign Subsidiary (due to the type of assets in which we will likely invest pending the formation of, and transfers to, the Foreign Subsidiary), this result cannot be assured, as it is dependent upon (among other things) the timing of the transactions and the nature and value of our assets at that time. We will notify U.S. Holders of the formation of, and transfers to, the Foreign Subsidiary, but all U.S. Holders are urged to consult their own tax advisors concerning the tax consequences of such transactions, including any reporting requirements with respect thereto. The balance of this discussion assumes that we will form and make transfers to the Foreign Subsidiary in the manner described above.

Taxation of Distributions Paid by Foreign Subsidiary

After the formation of, and transfers to, the Foreign Subsidiary, and subject to the PFIC rules discussed below, a U.S. Holder of an Interest must report, in addition to other tax items (see “— Taxation of operations and distributions,” above), such holder’s distributive share of the gross amount of any dividend paid to us by the Foreign Subsidiary out of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will be ordinary income and will constitute foreign source passive income for foreign tax credit purposes. Such dividend also will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. In addition, it is not expected that such dividend will qualify for the reduced rate of tax applicable to certain qualified dividends received by (or allocable to) certain non-corporate U.S. Holders for taxable years beginning before January 1, 2011. Distributions by the Foreign Subsidiary in excess of its earnings and profits generally will be applied against and reduce our tax basis in the shares of the Foreign Subsidiary and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such shares.

Passive Foreign Investment Company Rules

As discussed above under “— Classification as a partnership,” so long as we are classified as a partnership, and not as a corporation, for U.S. federal income tax purposes, we will not be treated as a PFIC. However, after we form the Foreign Subsidiary, the Foreign Subsidiary may be considered a PFIC, in which case, a U.S. Holder may be subject to certain adverse U.S. federal income tax consequences, as described below. As discussed below, however, because this determination is based on future events, the actual PFIC status of the Foreign Subsidiary cannot be determined at this time.

A foreign corporation will be a PFIC if at least 75.0% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25.0% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50.0% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25.0% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Because the Foreign Subsidiary (after its formation and prior to a business combination) will likely have only passive assets and income, with no current active business, it is possible that the Foreign Subsidiary will meet the PFIC asset or income test for its initial taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not, in fact, a PFIC for either of those years. The applicability of the start-up exception to the Foreign Subsidiary is uncertain. After the acquisition of a company or assets in a business combination, the Foreign Subsidiary may still meet one of the PFIC tests depending on the timing of the acquisition and the passive income and assets of the acquired business. If the company that the Foreign Subsidiary acquires in a business combination is a PFIC, then the Foreign Subsidiary will likely not qualify for the start-up exception and will be a PFIC for its start-up year. The actual PFIC status of the Foreign Subsidiary for any taxable year will not be determinable until after the end of its taxable year, and accordingly, there can be no assurance that the Foreign Subsidiary will not be considered a PFIC for its start-up year or any future taxable year.

If the Foreign Subsidiary is not a PFIC, the adverse tax consequences described below with respect to PFICs will not apply.

If the Foreign Subsidiary is a PFIC for any taxable year during which a U.S. Holder held an Interest, the U.S. Holder generally will be deemed to own a portion of the shares of the Foreign Subsidiary (in accordance with such holder’s proportionate interest in us) from the date of such deemed ownership. As a result, if the U.S. Holder does not make a timely qualified electing fund, or QEF, election for the first taxable year of its deemed holding period for such shares, as described below, such holder will be subject to special rules with respect to:

•
any gain recognized (or deemed recognized) by the U.S. Holder on the sale or other disposition of its Interest, to the extent such disposition results in a reduction or termination of such holder’s indirect interest in the Foreign Subsidiary (or such holder’s share of any gain we recognize on a sale or other disposition of our shares in the Foreign Subsidiary); and

•
the U.S. Holder’s share of any excess distribution received by us and deemed received by such holder (generally, any distributions deemed received by the U.S. Holder during a taxable year that are greater than 125.0% of the average annual distributions deemed received by such holder in respect of the shares in the Foreign Subsidiary during the three preceding taxable years or, if shorter, such holder’s deemed holding period for the shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s deemed holding period for the shares;

•	the amount allocated to the taxable year in which the U.S. Holder recognized (or is deemed to recognize) the gain or excess distribution will be taxed as ordinary income;

•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

In addition, if the Foreign Subsidiary is a PFIC, certain other transactions that result in a reduction of a U.S. Holder’s indirect ownership interest in the Foreign Subsidiary (such as our issuance of additional Interests, including pursuant to the exercise of any of the warrants) generally will be treated for the purposes of the PFIC rules as a deemed disposition, to the extent of such reduction, of a portion of the shares of the Foreign Subsidiary deemed owned by the U.S. Holder.

The PFIC rules discussed above also generally will apply to a U.S. Holder with respect to its warrants if such warrants become exercisable into shares of the Foreign Subsidiary and the U.S. Holder sells or otherwise disposes of such warrant (other than upon exercise of the warrant). Any gain recognized on such sale or disposition generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if the Foreign Subsidiary were a PFIC at any time during the period the U.S. Holder held the warrant.

A U.S. Holder may not make a QEF election with respect to its warrants. Accordingly, if a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired shares of the Foreign Subsidiary (or has previously made a QEF election with respect to shares of the Foreign Subsidiary), the QEF election will apply to the newly acquired shares, but the adverse tax consequences relating to PFIC shares will continue to apply to such shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

In general, a U.S. Holder of an Interest may avoid the PFIC tax consequences described above in respect to its share of the stock of the Foreign Subsidiary by making a timely QEF election to include in income its pro rata share of the Foreign Subsidiary’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. Such U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder of an Interest generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder of an Interest must receive certain information from the Foreign Subsidiary. Upon request from such a U.S. Holder, we will endeavor to cause the Foreign Subsidiary to provide to the U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the Foreign Subsidiary. However, there is no assurance that we will have timely knowledge of the Foreign Subsidiary’s status as a PFIC in the future or that the required information will be provided.

If a U.S. Holder has elected the application of the QEF rules in respect of its PFIC shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for the first tax year of the U.S. Holder’s deemed holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized attributable to the appreciation of the PFIC shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments will apply to property (such as an Interest) if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to the Foreign Subsidiary’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years, whether or not it meets the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year of the Foreign Subsidiary in which the U.S. Holder holds (or is deemed to hold) shares in the Foreign Subsidiary and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which the Foreign Subsidiary is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which the Foreign Subsidiary is a PFIC and the U.S. Holder holds (or is deemed to hold) Foreign Subsidiary stock, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election is made).

The rules dealing with PFICs and with the QEF election are very complex and are affected by various factors, including our ownership of any non-U.S. subsidiaries. Accordingly, U.S. Holders should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

Non-U.S. Holders

In general, certain types of U.S. source income received by us could be subject to withholding of U.S. federal income tax at a rate of 30.0% (or a lower applicable tax treaty rate), to the extent allocable to Non-U.S. Holders. We anticipate, however, that any U.S. source income received by us will not be of the type that will be subject to such U.S. withholding tax, provided that (in certain circumstances) the Non-U.S. Holder certifies as to its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or otherwise establishes an exemption.

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of an Interest or warrants to acquire an Interest, unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to tax at a 30.0% rate or a lower applicable tax treaty rate).
In general, gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) will be subject to tax in the same manner as for a U.S. Holder. Effectively connected gains recognized by a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30.0% rate or a lower applicable tax treaty rate.

Backup Withholding and Information reporting

In general, information reporting for U.S. federal income tax purposes will apply to sales and other dispositions of an Interest or warrants to acquire an Interest (or stock in the Foreign Subsidiary) to or through a U.S. office of a broker by a non-corporate U.S. Holder. Sales and other dispositions effected at an office outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28.0%, generally will apply to such sales and other dispositions by a non-corporate U.S. Holder who:

• fails to provide an accurate taxpayer identification number;

• is notified by the IRS that backup withholding is required; or

• in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

PEOPLE’S REPUBLIC OF CHINA TAXATION

On March 16, 2007, the PRC National People’s Congress enacted the new Enterprise Income Tax (“EIT”) law, which, together with its related implementation rules issued by the PRC State Council on December 6, 2007, became effective on January 1, 2008. The new EIT law imposes a uniform income tax rate of 25% on all Chinese located enterprises, including foreign-invested enterprises. The EIT also eliminates or modifies most of the tax exemptions, reductions and preferential treatment available under the previous tax laws and regulations. The Company is subject to an EIT rate of 25%.

The New EIT Law provides that enterprises established outside China whose “de facto management bodies” are located in China are considered “tax resident enterprises” and will generally be subject to the uniform 25% EIT as to the global income.

A recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises established outside of China as “resident enterprises” and clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. The “resident enterprises” are subject to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the EIT, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. Furthermore, certain Chinese-invested enterprises will be classified as “resident enterprises” if the following are located or resident in China:

1.	senior management personnel and departments that are responsible for daily production, operation and management;
2.	financial and personnel decision making bodies;
3.	key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings;
4.	half or more of the senior management or directors having voting rights.

However, this circular only applies to enterprises established outside China and are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of  “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining “de facto management bodies” which are applicable to the company. A substantial majority of the members of the management team are located in China. If the Company is considered a PRC tax resident enterprise for PRC EIT purposes, a number of unfavorable PRC tax consequences could follow:

1.	The company will be subject to the uniform 25% enterprise income tax rate as to the global income as well as PRC enterprise income tax reporting obligations.
2.
Under the New EIT Law and the Implementing Rules dividends paid out from PRC subsidiaries would qualify as “tax-exempted income”, There was not assurance that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

3.
Dividends payable by the Company to investors and gain on the sale of  may become subject to PRC withholding tax. As a result of such changes, the historical operating results can hard be indicative of the operating results for future periods and the value of the Company’s ordinary shares may be adversely affected.

Pursuant to the Provisional Regulation of China on Value Added Tax issued by the State Council in December 1993 and amended to take effect starting in January 2009, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of BVI with limited liability to take advantage of certain benefits associated with being a BVI company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services.  However, the BVI has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.  In addition, BVI companies may not have standing to sue before the federal courts of the United States.

All of our current operations are conducted in China, and substantially all of our assets are located in China.  In addition, most of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Deheng Law Firm, our counsel as to Chinese law, and Offshore Incorporation Limited, our BVI registered agent,  have respectively advised us that there is uncertainty as to whether the courts of China or BVI, respectively, would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction, against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Deheng Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law.  Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions.  If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the Chinese Civil Procedure Law, the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels.  China does not have any treaties or other arrangements that provide for reciprocal recognition and enforcement of foreign judgments with the BVI or the United States.  As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Offshore Incorporation Limited, our BVI registered agent, that the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the United States federal or state courts against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI, and (f) there is due compliance with the correct procedures under the laws of the BVI.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses payable by us in connection with the sale of ordinary shares being registered. All amounts, other than the SEC registration fee and FINRA filing fee, are estimates.

Amount to be Paid
SEC Registration Fee	$186.50
Printing Fees and Expenses	2,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	15,000
Transfer Agent and Registrar Fees	1,000
Miscellaneous	1,000

Total	$49,186.50

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Friedman Ference LLP at Law.  Sichenzia Ross Friedman Ference LLP has acted as counsel for us in connection with this offering and, as special U.S. counsel, has provided an opinion relating to the tax disclosure under the caption “Taxation — United States federal income taxation.”

EXPERTS

The financial statements as of December 31, 2009 and December 31, 2008 and for the periods then ended included in this prospectus and in the registration statement have been so included in reliance on the report of Albert Wong & Co., an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits and schedules, under the Securities Act, with respect to the securities we are offering by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. Upon consummation of this offering, we will be subject to the information requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form F-20, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen’s Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B.
CPA(Practising)

To:	The board of directors and stockholders of China Equity Platform Holding Group Limited

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying interim consolidated balance sheets, related consolidated statements of operation, stockholders’ equity and cash flows statement of China Equity Platform Holding Group Limited and consolidated subsidiaries as of December 31, 2009 and 2008, and for the three-month and six-month periods then ended. These interim financial information statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Albert Wong & Co.
Hong Kong	Albert Wong & Co.
April 26, 2010	Certified Public Accountants

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2009 AND MARCH 31, 2009
(Stated in US Dollars)
	Notes	December 31, 2009	March 31, 2009
ASSETS		(Unaudited)	(Audited)
Current assets
Cash and cash equivalents		$401,247	$96,834
Trade receivables, net	4	2,267	2,264
Inventories	6	1,991	1,988
Advances to suppliers		23,706	880
Prepayments		66,500	95,761
Short term investment		658,164	657,357
Advances to employees	5	720	-
Other receivables		72,137	77,471

Total current assets		$1,226,732	$932,555
Property, plant and equipment, net	7	138,993	165,901
Intangible assets, net	8	18,287	20,392
Goodwill	9	3,446,998	3,442,768

TOTAL ASSETS		$4,831,010	$4,561,616

LIABILITIES AND
STOCKHOLDERS’ EQUITY
Current liabilities
Accrued liabilities		$127,677	$110,599
Turnover and other taxes		409	401
Customers deposits		140,042	4,222
Other payables		33,655	143,294

Total current liabilities		$301,783	$258,516

TOTAL LIABILITIES		$301,783	$258,516

See accompanying notes to consolidated financial statements

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2009 AND MARCH 31, 2009
(Stated in US Dollars)

	December 31, 2009	March 31, 2009
	(Unaudited)	(Audited)
Commitments and contingencies	$-	$-

Minority interest	$13,115	$13,115

STOCKHOLDERS’ EQUITY
Common Stock $0.01 par value;
500,000,000 shares authorized;
110,575,000 and 100,000,000 shares issued
and outstanding at December 31, 2009
and March 31, 2009 respectively	$1,105,750	$1,000,000
Additional paid-in capital	4,974,097	4,551,097
Statutory reserves	7,166	7,166
Accumulated loss	(1,573,782)	(1,284,151)
Accumulated other comprehensive income	2,881	15,873

	$4,516,112	$4,289,985

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$4,831,010	$4,561,616

See accompanying notes to consolidated financial statements

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATION
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)
		Nine months ended December 31,
	Notes	2009	2008

Net revenues		$24,185	$1,408
Cost of net revenues		(8,030)	(6,502)

Gross profit/(loss)		$16,155	$(5,094)

Selling expenses		(168,576)	(136,381)
General and administrative expenses		(387,761)	(577,396)

Loss from operation		$(540,182)	$(718,871)
Dividend income		250,240	-
Other income		-	145
Interest income		311	962

Income before income taxes		$(289,631)	$(717,764)

Income taxes	11	-	-

Net loss		$(289,631)	$(717,764)

Net loss per share:
-Basic and Diluted		$(0.0026)	$(0.0072)

Weighted average number of common stock
-Basic and Diluted	10	110,575,000	100,000,000

See accompanying notes to consolidated financial statements

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

CONSOLIDATED STATEMENTS OF OPERATION
FOR THE THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

		Three months ended December 31,
	Notes	2009	2008

Net revenues		$17,393	$1,080
Cost of net revenues		(6,034)	(2,197)

Gross profit/(loss)		$11,359	$(1,117)

Selling expenses		(44,700)	(56,198)
General and administrative expenses		(153,055)	(147,748)

Loss from operation		$(186,396)	$(205,063)
Interest income		74	93

Loss before income taxes		$(186,322)	$(204,970)

Income taxes	11	-	-

Net loss		$(186,322)	$(204,970)

Net loss per share:
-Basic and diluted		$(0.0017)	$(0.0020)

Weighted average number of common stock
-Basic and diluted	10	110,575,000	100,000,000

See accompanying notes to consolidated financial statements

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED MARCH 31, 2009 AND NINE MONTHS ENDED DECEMBER 31, 2009
(Stated in US Dollars)(Unaudited)

						Accumulated
		No.	Additional			Other
	Common	shares	paid in	Statutory	Accumulated	comprehensive
	stock	outstanding	capital	reserves	losses	income	Total

Balance, April 1, 2008	$1,000,000	100,000,000	$1,500,000	$7,166	$(74,245)	$(44,707)	$2,388,214
Net loss	-	-	-	-	(1,209,906)	-	(1,209,906)
Forfeited current account	-	-	3,051,097	-	-	-	3,051,097
Foreign currency translation
adjustment	-	-	-	-	-	60,580	60,580

Balance, March 31,2009	$1,000,000	100,000,000	$4,551,097	$7,166	$(1,284,151)	$15,873	$4,289,985

Balance, April 1, 2009	$1,000,000	100,000,000	$4,551,097	$7,166	$(1,284,151)	$15,873	$4,289,985
Common stock subscription	95,000	9,500,000	380,000	-	-	-	475,000
Issuance of equity for services	10,750	1,075,000	43,000				53,750
Net loss	-	-	-	-	(289,631)	-	(289,631)
Foreign currency translation
Adjustment	-	-	-	-	-	(12,992)	(12,992)

Balance, December 31, 2009	$1,105,750	110,575,000	$4,974,097	$7,166	$(1,573,782)	$2,881	$4,516,112

See accompanying notes to consolidated financial statements

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities
Net loss	$(289,631)	$(717,764)
Depreciation	29,279	42,366
Amortization	2,129	1,912

Adjustments to reconcile net income
to net cash provided by operating activities:
Advances to directors	-	(2,229,250)
Inventories	-	1,099
Advances to suppliers	(22,826)	1,268
Prepayments	29,261	(5,289)
Advances to employees	(720)	(866)
Other receivables	5,335	149,058
Customers deposits	135,820	(121,588)
Accrued liabilities	17,078	19,912
Other Payables	(109,640)	352,353

Net cash provided by operating activities	$(203,915)	$(2,506,789)

Cash flows from investing activities
Purchase of plant and equipment	$(2,122)	$(155,532)

Net cash used in investing activities	$(2,122)	$(155,532)

Cash flows from financing activities
Proceeds from common stock	$528,750	$-

Net cash provided by financing activities	$528,750	$-

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

	Nine months ended September 30,
	2009	2008

Net in cash and cash equivalents sourced	$322,713	$(2,662,321)

Effect of foreign currency translation on
cash and cash equivalents	(18,300)	1,862,456

Cash and cash equivalents–beginning of period	96,834	1,009,661

Cash and cash equivalents–end of period	$401,247	$209,796

Supplementary cash flow information:
Interest received	$311	$962

See accompanying notes to consolidated financial statements

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
 (Stated in US Dollars)(Unaudited)

2.	ORGANIZATION AND PRINCIPAL ACTIVITIES

China Equity Platform Holding Group Limited (the “Company”) was incorporated in the British Virgin Islands (“BVI”) on March 5, 2008, with limited liability.  ChinaE.com Technology (Shenzhen) Co., Ltd, ChinaE.com Investment Consultant (Shenzhen) Co., Ltd, ChinaE.com E-Commerce Co., Ltd and ChinaE.com Focus Advertising Co., Ltd were incorporated in People’s Republic of China (“PRC”). All of the above named companies are the subsidiaries of Intermost Corporation, a listed company in U.S.A.

On February 19, 2008, a group of investors signed a joint venture agreement with Intermost Corporation to set-up a joint venture company, known as China Equity Platform Holding Group Limited (the “Company”).  After that, ChinaE.com Technology (Shenzhen) Co., Ltd, ChinaE.com Investment Consultant (Shenzhen) Co., Ltd, ChinaE.com E-Commerce Co., Ltd and ChinaE.com Focus Advertising Co., Ltd become the fellow subsidiaries of the Company and under the common control of Intermost Corporation. China Equity Platform Holding Group Limited and all of its subsidiaries are consolidated as a group (the “Group”).

The Group is now providing both electronic online and direct physical contact financial consulting services after the re-organization.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America (“US GAAP”) and have been consistently applied in the presentation of financial statements.

The interim results of operations are not necessarily indicative of the results to be expected for the fiscal period ending December 31, 2009. The Company’s consolidation balance sheet as of March 31, 2009 has been taken from the Company’s consolidation balance sheet as of the date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the period presented.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying condensed interim consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company's subsidiaries to present them in conformity with US GAAP.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)	Principles of Consolidation

The consolidated financial statements, which include the Company and its subsidiaries, are complied in accordance with generally accepted accounting principles in the United States of America. All significant inter-company accounts and transactions have been eliminated. The consolidated financial statements include 100% of assets, liabilities, and net income or loss of those wholly-owned subsidiaries.

The Company’s subsidiaries and affiliated companies and their principal activities as of December 31, 2009 are summarized as follows:

Name	Place of incorporation of organization	Percentage of Equity Interest Attributable to the Company	Principal Activities
ChinaE.com Technology (Shenzhen) Co., Ltd (“CECTSL”)*	PRC	100%	Business equity and financial consulting services
ChinaE.com Investment Consultant (Shenzhen) Co., Ltd (“CECICSL”)**	PRC	100%	Inactive
ChinaE.com E-Commerce Co., Ltd (“CECITL”)*	PRC	100%	Business equity and financial consulting services
ChinaE.com Focus Advertising Co., Ltd (“IFACL”)**	PRC	90%	Inactive
Shenzhen International Hi-Tech Property Rights Exchange Center (“SIHTPREC”)***	PRC	15%	Equity trading platform

During the fiscal year of June 30, 2009, Intermost Limited, the holding company has transferred the subsidiary companies, CECITL, CECICSL, IFACL & CECTSL and investment in PRC private company SIHTPREC to the Company in exchange 60% of shareholdings in the Company. The operations of CECITL, CECICSL, IFACL & CECTSL are consolidated into the Company’s financial statements.

* CECTSL and CECITL are wholly foreign owned enterprises established in the PRC to be operated until 2014 and 2018 respectively. They are subsidiaries of the Company and their operations are consolidated into the Company’s financial statements.

** IFACL and CECICSL are equity joint ventures established in the PRC to be operated until 2010 and 2026 respectively. They are subsidiaries of the Company and their operations are consolidated into the Company’s financial statements.

***   SIHTPREC is an affiliated company and is accounted for under the cost method.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(c)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Intangibles

Intangibles are stated at cost less accumulated amortisation.  Amortisation is provided over the respective useful lives, using the straight-line method.  Estimated useful lives of the intangibles are as follows:

Computer software	10 years

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Leasehold improvements	20 years
Computer equipment	5 years
Office equipment	5 years
Furniture and fixtures	5 years
Motor vehicles	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.

(g)	Accounting for the impairment of long-lived assets

The Group periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in ASC No. 350. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognised based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

During the reporting period, there was no impairment loss.

(h)	Inventories

Inventories consist of finished goods only, and stated at the lower of cost or market value. Substantially all inventory costs are determined using the first-in-first out basis.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)	Trade receivables

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  Bad debts are written off as incurred.  During the reporting years, there were no bad debts.

(j)	Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of nine months or less to be cash equivalents. The Company maintains bank accounts only in the PRC. The Company does not maintain any bank accounts in the United States of America.

	December 31, 2009	March 31, 2009

Public Bank Ltd	$160,324	$48,170
China Merchants Bank	229,125	48,664
Cash on hand	11,798	-

	$401,247	$96,834

(k)	Revenue recognition

Revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers. Revenue is recognized when all of the following criteria are met:

- Persuasive evidence of an arrangement exists;
- Delivery has occurred or services have been rendered;
- The seller’s price to the buyer is fixed or determinable, and
- Collection is reasonably assured.

Net revenue is recognized when customer takes delivery and acceptance of products, the price is fixed or determinable as stated on sales contract, and the collectability is reasonably assured.

Revenues from the provisions of both electronic online and direct physical contact financial services are recognized upon the services provided and invoices sent out to customers.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)	Leases

The Company did not have lease which met the criteria of capital lease. Leases which do not qualify as capital lease are classified as operating lease. Operating lease rental payment included in general and administrative expenses were $31,787 and $132,350 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(m)	Advertising

The Company expensed all advertising costs as incurred.  Advertising expenses included in general and administrative expenses were nil and $1,122 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(n)	Transportation

All transportation expenses are expensed as incurred.  Transportation expenses included in general and administrative expenses were nil and $7,813 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(o)	Research and development

All research and development costs are expensed as incurred. The research and development costs included in general and administrative expenses were nil and nil for the nine months ended December 31, 2009 and March 31, 2009 respectively.

(p)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred. The retirement benefit expenses included in general and administrative expenses and selling expenses were nil and $9,314 for the nine months ended December 31, 2009 and March 31, 2009 respectively.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(q)	Stock-based compensation

ASC 718 “Compensation – Stock Compensation” codified SFAS No. 123 which prescribes accounting and reporting standards for all stock-based compensation plans award to employees including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities.  The Company should determine if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks of commercial substance or (b) the present obligation is implied because of an entity’s past practices or stated policies. If a present obligation exists, the transaction should be recognized as equity.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50 “Equity – Based Payments to Non-Employees” which codified SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Measurement of share-based payment transactions with non-employees shall be based on the fair value of whichever is more reliably measurable: (a) the goods obtained or services received at the earlier of performance commitment date or performance completion date; or (b) the equity instruments issued at the time of issuance.

(r)	Issuance of shares for service

The Company accounts for the issuance of equity instruments to acquire goods obtained and/or services received at the earlier of performance commitment date or performance completion date; or based on the fair value of the equity instrument issued at the time of issuance.

(s)	Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(t)	Foreign currency translation

The accompanying financial statements are presented in United States dollars. The reporting currency of the Group is the U.S. dollar ($). SWT, Sunway, Beijing Sunway and Liheng use its local currency, Renminbi (RMB), as its functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	December 31, 2009	March 31, 2009	December 31, 2008
Twelve months ended
RMB : USD exchange rate	-	6.8456	-
Nine months ended
RMB : USD exchange rate	6.8372	-	6.8542
Average three months ended
RMB : USD exchange rate	6.8360	-	6.8532
Average nine months ended
RMB : USD exchange rate	6.8390	-	6.8916

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(u)	Statutory reserves

Statutory reserves are referred to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

(v)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Group’s current component of other comprehensive income is the foreign currency translation adjustment.

(w)	Recent accounting pronouncements

ASC 105, Generally Accepted Accounting Principles (“ASC 105”) (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162) reorganized by topic existing accounting and reporting guidance issued by the Financial Accounting Standards Board (“FASB”) into a single source of authoritative generally accepted accounting principles (“GAAP”) to be applied by nongovernmental entities. All guidance contained in the Accounting Standards Codification (“ASC”) carries an equal level of authority. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Accordingly, all other accounting literature will be deemed “non-authoritative”. ASC 105 is effective on a prospective basis for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has implemented the guidance included in ASC 105 as of July 1, 2009. The implementation of this guidance changed the Company’s references to GAAP authoritative guidance but did not impact the Company’s financial position or results of operations.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
 (Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(w) Recent accounting pronouncements (continued)

ASC 855, Subsequent Events (“ASC 855”) (formerly Statement of Financial Accounting Standards No. 165, Subsequent Events) includes guidance that was issued by the FASB in May 2009, and is consistent with current auditing standards in defining a subsequent event. Additionally, the guidance provides for disclosure regarding the existence and timing of a company’s evaluation of its subsequent events. ASC 855 defines two types of subsequent events, “recognized” and “non-recognized”. Recognized subsequent events provide additional evidence about conditions that existed at the date of the balance sheet and are required to be reflected in the financial statements. Non-recognized subsequent events provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date and, therefore; are not required to be reflected in the financial statements. However, certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. This guidance was effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company implemented the guidance included in ASC 855 as of July 1, 2009. The effect of implementing this guidance was not material to the Company’s financial position or results of operations.

In August 2009, the FASB issued ASC Update No. 2009-05, Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value (“ASC Update No. 2009-05”). This update amends ASC 820, Fair Value Measurements and Disclosures and provides further guidance on measuring the fair value of a liability. The guidance establishes the types of valuation techniques to be used to value a liability when a quoted market price in an active market for the identical liability is not available, such as the use of an identical or similar liability when traded as an asset. The guidance also further clarifies that a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are both Level 1 fair value measurements. If adjustments are required to be applied to the quoted price, it results in a level 2 or 3 fair value measurement. The guidance provided in the update is effective for the first reporting period (including interim periods) beginning after issuance. The Company does not expect that the implementation of ASC Update No. 2009-05 will have a material effect on its financial position or results of operations.

In September 2009, the FASB issued ASC Update No. 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) (“ASC Update No. 2009-12”). This update sets forth guidance on using the net asset value per share provided by an investee to estimate the fair value of an alternative investment. Specifically, the update permits a reporting entity to measure the fair value of this type of investment on the basis of the net asset value per share of the investment (or its equivalent) if all or substantially all of the underlying investments used in the calculation of the net asset value is consistent with ASC 820. The update also requires additional disclosures by each major category of investment, including, but not limited to, fair value of underlying investments in the major category, significant investment strategies, redemption restrictions, and unfunded commitments related to investments in the major category. The amendments in this update are effective for interim and annual periods ending after December 15, 2009 with early application permitted. The Company does not expect that the implementation of ASC Update No. 2009-12 will have a material effect on its financial position or results of operations.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
 (Stated in US Dollars)(Unaudited)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(w) Recent accounting pronouncements (continued)

In June 2009, FASB issued Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”). Statement No. 167 amends FASB Interpretation No. 46R, Consolidation of Variable Interest Entities an interpretation of ARB No. 51 (“FIN 46R”) to require an analysis to determine whether a company has a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. The statement requires an ongoing assessment of whether a company is the primary beneficiary of a variable interest entity when the holders of the entity, as a group, lose power, through voting or similar rights, to direct the actions that most significantly affect the entity’s economic performance. This statement also enhances disclosures about a company’s involvement in variable interest entities. Statement No. 167 is effective as of the beginning of the first annual reporting period that begins after November 15, 2009. Although Statement No. 167 has not been incorporated into the Codification, in accordance with ASC 105, the standard shall remain authoritative until it is integrated. The Company does not expect the adoption of Statement No. 167 to have a material impact on its financial position or results of operations.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, Accounting for Transfers of Financial Assets an amendment of FASB Statement No. 140 (“Statement No. 166”). Statement No. 166 revises FASB Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Extinguishment of Liabilities a replacement of FASB Statement 125 (“Statement No. 140”) and requires additional disclosures about transfers of financial assets, including securitization transactions, and any continuing exposure to the risks related to transferred financial assets. It also eliminates the concept of a “qualifying special-purpose entity”, changes the requirements for derecognizing financial assets, and enhances disclosure requirements. Statement No. 166 is effective prospectively, for annual periods beginning after November 15, 2009, and interim and annual periods thereafter. Although Statement No. 166 has not been incorporated into the Codification, in accordance with ASC 105, the standard shall remain authoritative until it is integrated. The Company does not expect the adoption of Statement No. 166 will have a material impact on its financial position or results of operations.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
 (Stated in US Dollars)(Unaudited)

3.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments which potentially expose the Company to concentrations of credit risk, consists of cash and accounts receivable as of December 31, 2009 and March 31, 2009. The Company performs ongoing evaluations of its cash position and credit evaluations to ensure collections and minimize losses.

As of December 31, 2009 and March 31, 2009, the Company’s bank deposits were all placed with banks in the PRC where there is currently no rule or regulation in place for obligatory insurance of bank accounts.

For the nine months ended December 31, 2009 and March 31, 2009, all of the Company’s sales were generated from the PRC.  In addition, all accounts receivable as of December 31, 2009 and March 31, 2009 also arose in the PRC.

The maximum amount of loss due to credit risk that the Company would incur if the counter parties to the financial instruments failed to perform is represented the carrying amount of each financial asset in the balance sheet.

Normally the Company does not obtain collateral from customers or debtors.

For the nine months ended December 31, 2009 and March 31, 2009, no customer is accounting for 10% or more of the Company’s revenue.

As at December 31, 2009 and March 31, 2009, no customer is accounting for 10% or more of the Company’s accounts receivable.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

4.	TRADE RECEIVABLES, NET
	December 31, 2009	March 31, 2009

Trade receivables, gross	$2,264	$2,264
Foreign currency translations	3	-

	$2,267	$2,264

All of the above trade receivables are due within one year of aging.

Allowance was made when collection of the full amount is no longer probable.  Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectability of outstanding accounts. The Group evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

5.	ADVANCES TO EMPLOYEES

Advances to employees are advances for purchases and traveling. They are unsecured, interest free and repayable on demand.

6.	INVENTORIES

Inventories comprise the followings:

	December 31, 2009	March 31, 2009

Low-valued consumables	$1,988	$1,988
Foreign currency translations	3	-

	$1,991	$1,988

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

7.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net comprise the followings:
	December 31, 2009	March 31, 2009
At cost
Building	$167,656	$167,451
Leasehold improvements	21,707	21,680
Computer equipment	65,928	78,853
Office equipment	11,268	10,136
Furniture and fixtures	40,656	40,607
		-

	$307,215	$318,727
Less: accumulated depreciation	(168,222)	(152,826)

	$138,993	$165,901

Depreciation is included in the statement of income and as follows:

	For the nine months ended September 30,
	2009	2008
General and administrative expenses	$29,279	$42,366

	$29,279	$42,366

On November 5, 1999, the Company acquired a property from Guangdong Sheng Pai Mai Ye Shi Wu Gong Si (Guangdong Auction House Corporation) at a consideration of RMB 1,143,300. On June 18, 2003, the property was disposed and re-sold to a third party at a consideration of RMB 940,000. However, as the company did not obtain the Certificate of Property Ownership from Guangdong Sheng Pai Mai Ye Shi Wu Gong Si, the sale transaction was not fully completed. The legal title of the property was still in the name of the Company while the occupation and possession were already under the control of the third party.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

8.	INTANGIBLE ASSETS, NET

Intangible assets, net are as follows:
	December 31, 2009	March 31, 2009

Computer software, at cost	$22,611	$19,925
Additions	-	2,686

	$22,611	$22,611
Less: accumulated amortization	(4,324)	(2,219)

	$18,287	$20,392

Amortization expense included in the general and administrative expenses for the nine months end December 31, 2009 and 2008 were $2,129 and $1,912 respectively.

9.	GOODWILL

Goodwill was occurred during the acquisition of PRC subsidiaries.

	December 31, 2009	March 31, 2009

Gross asset of subsidiaries	$4,869,301	4,869,301
Consideration	(1,500,000)	(1,500,000)
Minority interest	(13,115)	(13,115)
Foreign currency exchange difference	90,812	86,582

	$3,446,998	3,442,768

10.	LOSS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the common stock holders is based on the following data:

	For the nine months ended December 31,
Loss:	2009	2008
Loss for the purpose of dilutive
earnings per share	$(265,881)	$(717,764)

Weighted average number of common
stock for the purpose of dilutive
earnings per share	110,575,000	100,000,000

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

11.	INCOME TAXES

The Company was incorporated in the British Virgin Islands (“BVI”) which is not subject to any domestic income tax for off-shore operations.  The group is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25% for both 2009 and 2008.

The reconciliation of the PRC income tax rate to the effective income tax rate based on loss before income taxes stated in the proforma statements of operations is as follows:

Deferred taxation consisted of:
	Nine months ended December 31,
	2009	2008
Net operating loss carry forwards	$265,881	$717,764
Valuation allowance	(265,881)	(717,764)

Deferred tax assets, net	$-	$-

The change in valuation allowance from December 31, 2008 to December 31, 2009 is primarily related to the tax effects of the increase in the net operating loss in the current fiscal year. The Company has net operating loss carry forwards totaling $1,573,782 as of December 31, 2009, primarily relating to operations in the PRC.  A valuation allowance has been established for the full amount of the deferred tax benefit related to those loss carry forwards and other deferred tax assets as management believes that their realization is uncertain.

No other deferred tax has been provided as there are no material temporary differences arising for the nine months ended December 31, 2009 and March 31, 2009.

12.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, trade receivables, other receivables, accounts payable, and other payables, approximate their fair values because of the short maturity of these instruments and the availability of the market rates of interest.

13.	INTERCOMPANY LOANS

On October 28, 2008, the Company signed an official intercompany accounts offset agreement with its holding company, Intermost Corporation. Substantial intercompany loans were eliminated. On March 31, 2009, the Company obtained $3,051,097 gains and treated them as capital transactions.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Stated in US Dollars)(Unaudited)

14.  EQUITY ISSUED FOR SERVICES

The equity issued for services are based on the fair value of the equity instrument issued at the time of issuance and are listed as following:

On July 30, 2009, 600,000 common shares with a fair value at $30,000 were issued to a party rendered in connection with professional and consulting services provided to the Company.

On December 31, 2009, 475,000 common shares with fair value at $23,750 were issued to various parties rendered in connection with professional and consulting services provided to the Company on various transactions.

There were no cash effects resulting from these share-based payment arrangements.

15.  GOING CONCERN

In the accompanying proforma financial statements, the Group incurred a gross profit of $16,155 and net loss of $289,631 for the nine months ended December 31, 2009 and has an accumulated deficit of $1,573,782 as of December 31, 2009.  The Group also continues to experience negative cash flows from operations.  The Group will be required to raise additional capital to fund its operations, and will continue to attempt to raise capital resources until such time as the Group is able to generate revenues sufficient to maintain itself as a viable entity.  These factors have raised substantial doubt about the Group’s ability to continue as a going concern.  There can be no assurances that the Group will be able to raise additional capital or achieve profitability. These proforma financial statements do not include any adjustments that might result from the outcome of this uncertainty.

16.  SUBSEQUENT EVENTS

The consolidation did not include the 21% ownership of Hainan Special Economic Zone Property Right Exchange Center (“PREC”). Based on the February 19, 2008 joint venture agreement, PREC should be included in the re-structure transactions. PREC is equity joint venture established in the PRC to operate private property right exchange in Hainan Special Economic Zone for a period of times until 2033. Owing to a pending government approval, the Group is not able to include the PREC into the consolidation.

On March 31, 2010, the Company allotted 300,000 common shares to various parties for long term employment or professional services and contributions.

On April 12, 2010, the Company allotted 1,440,000 common shares to various parties for long term professional services and contributions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (ii) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. To be entitled to indemnification, these persons must have acted honestly and in good faith and in what they believe to be the best interest of the Company, and in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of our amended and restated articles of association or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in these issuances. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Capital Structure As of April 30, 2010
	Date of					Price	Par	Common	Paid-in
Ref	Issuance	Shareholder	%	No. of Share	USD	Per Share	Value	Stock	Capital	Total

1	9/5/2008	Fang, Ming Dong	0.05787	6,500,000	162,500	0.03	0.01	65,000	97,500	162,500
2	9/5/2008	Fang, Jin Kui	0.01382	1,552,000	38,800	0.03	0.01	15,520	23,280	38,800
3	9/5/2008	Guo, Lan Cheng	0.07077	7,948,000	198,700	0.03	0.01	79,480	119,220	198,700
4	9/5/2008	Zhuang, Heng Heng	0.03561	4,000,000	100,000	0.03	0.01	40,000	60,000	100,000
5	9/5/2008	Pan, Xiao Lin	0.07123	8,000,000	200,000	0.03	0.01	80,000	120,000	200,000
6	9/5/2008	Deng, Xiang Juan	0.05342	6,000,000	150,000	0.03	0.01	60,000	90,000	150,000
7	9/5/2008	Lee, Siu Chow	0.01781	2,000,000	50,000	0.03	0.01	20,000	30,000	50,000
8	9/5/2008	Hon, Ngai	0.00890	1,000,000	25,000	0.03	0.01	10,000	15,000	25,000
9	9/5/2008	Cheung, Yim	0.00890	1,000,000	25,000	0.03	0.01	10,000	15,000	25,000
10	9/5/2008	Ng, Ngan	0.01781	2,000,000	50,000	0.03	0.01	20,000	30,000	50,000
11	7/29/2008	Intermost Corporation	0.53421	60,000,000	1,500,000	0.03	0.01	600,000	900,000	1,500,000
12	7/30/2008	SRFF, LLP	0.00534	600,000	30,000	0.05	0.01	6,000	24,000	30,000
13	12/2/2009	Ni, Shun Qing	0.00904	1,015,000	50,750	0.05	0.01	10,150	40,600	50,750
14	12/2/2009	Chen, Jiang	0.01068	1,200,000	60,000	0.05	0.01	12,000	48,000	60,000
15	12/2/2009	Li, Ji Xia	0.00089	100,000	5,000	0.05	0.01	1,000	4,000	5,000
16	12/2/2009	Fung, Pan	0.00712	800,000	40,000	0.05	0.01	8,000	32,000	40,000
17	12/2/2009	Zheng, Ke Chun	0.00712	800,000	40,000	0.05	0.01	8,000	32,000	40,000
18	12/2/2009	Yang, Jian	0.00267	300,000	15,000	0.05	0.01	3,000	12,000	15,000
19	12/2/2009	Chen, Hui Xian	0.00089	100,000	5,000	0.05	0.01	1,000	4,000	5,000
20	12/2/2009	Chen, Qian Li	0.00534	600,000	30,000	0.05	0.01	6,000	24,000	30,000
21	12/2/2009	Hao, Nan Nan	0.00267	300,000	15,000	0.05	0.01	3,000	12,000	15,000
22	12/2/2009	Zhang, Jun	0.00178	200,000	10,000	0.05	0.01	2,000	8,000	10,000
23	12/2/2009	Wu, Ying Jie	0.00534	600,000	30,000	0.05	0.01	6,000	24,000	30,000
	3/31/2010		0.00007	8,000	400	0.05	0.01	80	320	400
24	12/2/2009	Deng, Yu Jie	0.00452	508,000	25,400	0.05	0.01	5,080	20,320	25,400
25	12/2/2009	Bai, Xin Jian	0.02671	3,000,000	150,000	0.05	0.01	30,000	120,000	150,000
26	12/31/2009	Wu, Ming Zhen	0.00151	170,000	8,500	0.05	0.01	1,700	6,800	8,500
27	12/31/2009	Acacia International Group Limited	0.00089	100,000	5,000	0.05	0.01	1,000	4,000	5,000
28	12/31/2009	Chen, Roger G.C.	0.00062	70,000	3,500	0.05	0.01	700	2,800	3,500
	3/31/2010		0.00018	20,000	1,000	0.05	0.01	200	800	1,000
29	12/31/2009	Lin, Ming Chao	0.00045	50,000	2,500	0.05	0.01	500	2,000	2,500
	3/31/2010		0.00013	15,000	750	0.05	0.01	150	600	750
30	12/31/2009	Tan, Jian Ping	0.00045	50,000	2,500	0.05	0.01	500	2,000	2,500
31	12/31/2009	Liu, Xiao Ying	0.00027	30,000	1,500	0.05	0.01	300	1,200	1,500
	3/31/2010		0.00009	10,000	500	0.05	0.01	100	400	500
32	12/31/2009	Liang, Qu Bo	0.00011	12,000	600	0.05	0.01	120	480	600
33	3/31/2010	Deng, Xiang Xiong	0.00018	20,000	1,000	0.05	0.01	200	800	1,000
	4/12/2010		0.00427	480,000	24,000	0.05	0.01	4,800	19,200	24,000
34	3/31/2010	Fang, Ang Zhen	0.00018	20,000	1,000	0.05	0.01	200	800	1,000
35	3/31/2010	Yu, Jie Yun	0.00013	15,000	750	0.05	0.01	150	600	750
36	3/31/2010	Guo, Gang	0.00009	10,000	500	0.05	0.01	100	400	500
37	3/31/2010	Dong, Bo	0.00009	10,000	500	0.05	0.01	100	400	500
38	3/31/2010	Wu, Yu	0.00009	10,000	500	0.05	0.01	100	400	500
39	3/31/2010	Wang, Xin Mei	0.00006	7,000	350	0.05	0.01	70	280	350
40	3/31/2010	Wan, Jie	0.00006	7,000	350	0.05	0.01	70	280	350
41	3/31/2010	Wu, Zhi Feng	0.00004	5,000	250	0.05	0.01	50	200	250
42	3/31/2010	Chen, Xian Zhong	0.00004	5,000	250	0.05	0.01	50	200	250
43	3/31/2010	Lin, Hong	0.00006	7,000	350	0.05	0.01	70	280	350
44	3/31/2010	Sun, Ju	0.00006	7,000	350	0.05	0.01	70	280	350
45	3/31/2010	He, Xiao Hang	0.00006	7,000	350	0.05	0.01	70	280	350
46	3/31/2010	Pan, En Zhou	0.00007	8,000	400	0.05	0.01	80	320	400
47	3/31/2010	Wang, Shou Ren	0.00007	8,000	400	0.05	0.01	80	320	400
48	3/31/2010	Zhou, Cai Yi	0.00020	23,000	1,150	0.05	0.01	230	920	1,150
49	3/31/2010	Zhu, Min Xiong	0.00007	8,000	400	0.05	0.01	80	320	400
50	3/31/2010	Zou, Xian Dong	0.00007	8,000	400	0.05	0.01	80	320	400
51	3/31/2010	Wang, Chong	0.00007	8,000	400	0.05	0.01	80	320	400
52	3/31/2010	Chen, Zhi Min	0.00007	8,000	400	0.05	0.01	80	320	400
53	3/31/2010	Mao, Qing Mei	0.00007	8,000	400	0.05	0.01	80	320	400
54	3/31/2010	Lai, Wei Min	0.00007	8,000	400	0.05	0.01	80	320	400
55	4/12/2010	Pai, Chia-Hui (AKA Fred C.H. Peck)	0.00427	480,000	24,000	0.05	0.01	4,800	19,200	24,000
56	4/12/2010	Zhang, Ju Hui	0.00427	480,000	24,000	0.05	0.01	4,800	19,200	24,000

			1.00000	112,315,000				1,123,150	1,992,600	3,115,750

ITEM 8.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a)	Exhibits

Exhibit Number	Exhibit Description
3.1 (i)	Articles of Incorporation
3.1 (ii)	By-laws
5.1	Opinion of Sichenzia Ross Friedman Ference LLP, counsel to the Registrant, as to the validity of the issuance of shares
10.1	Tenancy Agreement, dated November 20, 2008, by and between Chinae.com Technology (Shenzen) Co. Ltd. and Dongxin Lin
10.2	Tenancy Agreement, dated November 20, 2008, by and between Chinae.com Investment Consultant and Dongxin Lin
10.3	Tenancy Agreement, dated April 20, 2008, by and between Chinae.com E-Commerce Ltd. and Lianna Wu
10.4	Tenancy Agreement, dated April 20, 2008, by and between Chiane.com Advertising Co. Ltd. and Lianna Wu
21.1	Subsidiaries of the Registrant
23.1	Consents of Albert Wong & Co.
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

ITEM 9.  UNDERTAKINGS

(1)
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)	The undersigned Registrant hereby undertakes that:

a.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

b.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)
 For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if securities are offered or sold to such purchaser by means of any of the following communication, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, on the 30th day of April, 2010.

CHINA EQUITY PLATFORM HOLDING GROUP LIMITED

By:	/s/ Xiangxiong Deng
Xiangxiong Deng
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Xiangxiong Deng and Yu Jie Yun, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments0 to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Xiangxiong Deng	Chief Executive Officer, President	April 30, 2010
Xiangxiong Deng

/s/ Jieyun Yu	Chief Financial Officer	April 30, 2010
Jieyun Yu

/s/ Juhui Zhang	Director	April 30, 2010
Juhui Zhang